This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-140836

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS SUPPLEMENT DATED MARCH 14, 2007

PROSPECTUS SUPPLEMENT
(To Prospectus Dated March 12, 2007)

11,000,000 Shares

Common Stock

We are offering 11,000,000 shares of our common stock.

Our common stock trades on the American Stock Exchange under the symbol “TWW.” The closing price on the American Stock Exchange on March 12, 2007 was $7.37 per share.

The underwriters have an option to purchase a maximum of 1,650,000 additional shares to cover over-allotments of shares.

Investing in our common stock involves risks. See “Risk Factors” on page S-7 of this prospectus supplement.

Underwriting
		Discounts and	Proceeds to
	Price to Public	Commissions	Terremark

Per Share	$	$	$
Total	$	$	$

Delivery of the shares of common stock will be made on or about             , 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse

Jefferies & Company

Cowen and Company
Lazard Capital Markets
Barclays Capital

The date of this prospectus supplement is             , 2007.

Prospectus Supplement

Prospectus

Important Information About This Prospectus	1
Forward-Looking Information	1
Our Company	2
Our Business	2
Our Strategy	3
Recent Events	3
Ratio of Earnings to Fixed Charges and Preference Dividends	6
Risk Factors	7
Use of Proceeds	7
The Securities We May Offer	7
Description of Common Stock	7
Preemptive Rights	8
Voting Rights	8
Dividends	8
Liquidation Rights	8
Warrants and Options	8
Senior Convertible Note and Senior Subordinated Convertible Notes	9
Series I Convertible Preferred Stock	9
Anti-Takeover Effects of Provisions of the Charter and Bylaws and of Delaware Law	10
Limitation of Liability and Indemnification	11
Listing	11
Transfer Agent and Registrar	11
Description of Debt Securities	12
General	12
Terms	12
Guarantees	15
Denominations, Interest, Registration and Transfer	15
Global Debt Securities	16
Merger, Consolidation or Sale	18
Certain Covenants	18
Payment of Taxes and Other Claims	18
Additional Covenants	19
Events of Default, Notice and Waiver	19
Modification of the Indenture	21
Discharge, Defeasance and Covenant Defeasance	22
Conversion and Exchange Rights	24
Governing Law	25
Redemption of Debt Securities	25
Description of Preferred Stock	26
Terms	26
Rank	27
Distributions	27
Voting Rights	27
Liquidation Preference	27
Conversion Rights	28
Redemption	28
Registrar and Transfer Agent	28

S-i

Description of Securities Warrants	29
Terms	29
Exercise of Securities Warrants	30
Description of Depositary Shares	31
General	31
Dividends and Other Distributions	31
Conversion and Exchange	31
Voting	32
Redemption of Depositary Shares	32
Amendment and Termination of the Deposit Agreement	32
Charges of Preferred Stock Depositary	32
Corporate Trust Office of Preferred Stock Depositary	33
Resignation and Removal of Preferred Stock Depositary	33
Reports to Holders	33
Description of Stock Purchase Contracts and Stock Purchase Units	34
Plan of Distribution	35
Interests of Named Experts and Counsel	36
Legal Matters	36
Experts	36
Where You Can Find More Information	36
Incorporation of Certain Documents by Reference	37

You should rely only on the information contained in this document or to which we have referred to you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

S-ii

PRESENTATION OF INFORMATION

These offering materials consist of two documents: (a) this prospectus supplement, which describes the terms of this common stock offering, and (b) the accompanying prospectus, which provides general information about us and our securities, some of which does not apply to the common stock that we are currently offering. The information in this prospectus supplement supercedes any inconsistent information included in the accompanying prospectus. To the extent the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference in this prospectus supplement. See “Important Information About This Prospectus” in the accompanying prospectus.

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995, or the Reform Act, provides a safe harbor for forward-looking statements made by us or on our behalf. We and our representatives may, from time to time, make written or verbal forward-looking statements, including statements contained in our filings with the Securities and Exchange Commission, or SEC, and in our reports to stockholders. Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions identify statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and that are intended to come within the safe harbor protection provided by those sections. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to sales growth, earnings or earnings per share growth, and market share, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements within the meaning of the Reform Act.

The forward-looking statements are and will be based upon our management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. We assume no obligation to update or revise any forward-looking information or the discussion of such risks and uncertainties to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, whether as a result of new information, future events, or otherwise.

By their nature, all forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several important factors including, without limitation, a history of losses, competitive factors, uncertainties inherent in government contracting, concentration of business with a small number of clients, the ability to service debt, substantial leverage, material weaknesses in our internal controls and our disclosure controls, energy costs, the interest rate environment, one-time events and other factors more fully described in this prospectus supplement.

The foregoing list is not exhaustive. There can be no assurance that we have correctly identified and appropriately assessed all factors affecting our business or that the publicly available and other information with respect to these matters is complete and correct. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may adversely impact us. Should any risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations. For these reasons, you are cautioned not to place undue reliance on our forward-looking statements.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. You should read the entire prospectus supplement and the accompanying prospectus carefully, particularly “Risk Factors” in this prospectus supplement, before making an investment decision. References in this prospectus supplement to “TWW,” “the Company,” “we,” “us” and “our” refer to Terremark Worldwide, Inc. together with its subsidiaries, unless otherwise specified.

Our Business

We operate Internet exchange points from which we provide colocation, interconnection and managed services to government and commercial sector customers. We deliver our portfolio of services from seven locations in the U.S., Europe and Asia. Our flagship facility, the NAP of the Americas, located in Miami, Florida, is the model for our carrier-neutral Internet exchanges and is designed and built to disaster-resistant standards with maximum security to house mission-critical infrastructure. Our secure presence in Miami, a key gateway to North American, Latin American and European telecommunications networks, has enabled us to establish customer relationships with several U.S. federal government agencies, including the Department of State and the Department of Defense. We have been awarded sole-source contracts, for which only one source of the required services is believed to be available, with the U.S. federal government, which we believe will allow us to both further penetrate the government sector and continue to attract federal information technology providers. As a result of our fixed cost operating model, we believe that incremental customers and revenues will result in improved operating margins and increased profitability.

We generate revenue by providing high quality Internet infrastructure on a platform designed to reduce network connectivity costs. We provide our customers with the following:

•	space to house equipment and network facilities in immediate proximity to Internet and communications networks;

•	the platform to exchange telecommunications and Internet traffic and access to network-based services; and

•	related professional and managed services such as our network operations center, data storage, dedicated hosting and remote monitoring.

We differentiate ourselves from our competitors through the security and strategic location of our facilities and our carrier-neutral model, which provides access to a critical mass of Internet and telecommunications connectivity.

The immediate proximity of our facilities to major fiber routes with access to North America, Latin America and Europe has attracted numerous telecommunications carriers, such as AT&T, Global Crossing, Latin America Nautilus (a business unit of Telecom Italia), Level 3 Communications, Sprint Communications and T-Systems (a business unit of Deutsche Telecom), to colocate their equipment with us in order to better service their customers. This network density, which allows our customers to reduce their connectivity costs, combined with the security of our facilities, has attracted government sector customers, including Blackbird Technologies, the City of Coral Gables, Florida, Miami-Dade County, Florida, SRA International and the United States Southern Command. Additionally, we have had success in attracting content providers and enterprises such as Citrix, CBS Digital Media, Google, IDT, Internap, Miniclip, NTT/ Verio, VeriSign, Bacardi USA, Corporación Andina de Fomento, Florida International University, Intrado, Jackson Memorial Hospital of Miami and Steiner Leisure.

Our Strategy

Key components of our strategy include the following:

Deepen our relationships with existing customers.  As of December 31, 2006, we had approximately 600 customers worldwide, including key contracts with agencies of the U.S. federal government and major enterprises. Due to the difficulties inherent in obtaining the qualifications and certifications required to conduct business with the U.S. federal government, we believe there are significant barriers to entry for competition which, coupled with our proven ability to secure government business through publicly awarded and sole-sourced contracts, increases the likelihood that we will be awarded additional contracts in the future. We also seek to enhance our relationships with our existing enterprise customers by licensing additional colocation space and providing interconnections and related professional and managed services both directly and indirectly through partnerships and joint-ventures.

Penetrate new sectors.  Since 2000, we have built a strong customer base in the government, telecommunications carrier and information technology service provider sectors. In order to continue growing our revenues, we are targeting additional customer sectors, such as financial services, healthcare, technology and media and communications to which we can provide colocation, connectivity and exchange services as well as professional and managed services. We believe that our opportunity to penetrate these sectors is particularly strong due to specified information technology related requirements of new laws such as the Health Insurance Portability and Accountability Act, the USA Patriot Act and the Sarbanes-Oxley Act of 2002.

Maintain and establish a presence in strategic locations.  In addition to our NAP of the Americas facility in Miami, Florida, we operate regional internet exchanges in Madrid, Spain; Santa Clara, California; Herndon, Virginia and Sao Paulo, Brazil. In comparison to our facility in Miami, which represents 88% of our global footprint, our regional locations are smaller in size. These regional internet exchanges are centrally managed from our Miami facility and require less capital to establish and manage than our primary facility. Our regional NAPs enable us to offer enhanced services to existing customers by making colocation space, exchange point services and managed services available in more immediate proximity to their locations around the world. In response to the needs of our customers, we may establish and maintain Internet-exchange points in additional locations deemed to be strategic. For example, on February 15, 2007, we acquired 30 acres of real property in Culpeper County, Virginia on which we intend to build a new state-of-the-art data center campus fulfilling our objective to expand into the Washington D.C. area. We have also targeted expansion in Santa Clara, California, and we are currently performing due diligence procedures to acquire a property in the area. See “Recent Events.”

Acquisition Strategy.  As part of our strategy, we intend to pursue acquisitions of complementary businesses. We focus on acquiring, at attractive valuations, businesses which we believe will expand or enhance our service offerings. We generally follow a disciplined, conservative approach that looks for opportunities that fit well-defined financial and strategic criteria. As of the date of this prospectus supplement, we are not party to any agreements concerning such acquisitions.

Recent Events

On January 5, 2007, we secured financing of $27.25 million from Credit Suisse, International and its affiliates, which are affiliates of one of the underwriters in this offering, to partially fund our previously announced expansion plans. This financing is described below, and was obtained in anticipation of securing two properties, one in the Washington D.C. area and one in Santa Clara, California. In addition, we anticipated using a portion of the proceeds to build-out the remaining 10,000 square feet at our current Santa Clara, California facility.

To obtain this financing on January 5, 2007, we entered into a Purchase Agreement with Credit Suisse, Cayman Islands Branch and Credit Suisse, International for the sale of (i) $10.0 million aggregate principal amount of our Senior Subordinated Secured Notes due June 30, 2009, or the Series A Notes, to Credit Suisse, Cayman Islands Branch, and (ii) $4.0 million in aggregate principal amount of our 0.5% Senior Subordinated

Convertible Notes due June 30, 2009, or the Series B Notes, to Credit Suisse, International. On February 20, 2007, Credit Suisse, International sold all $10.0 million of the Series A Notes to Goldman, Sachs & Co. The Series B Notes were issued pursuant to an Indenture between us and The Bank of New York Trust Company, N.A., as trustee. We are subject to certain covenants and restrictions specified in the Purchase Agreement, including covenants that restrict our ability to pay dividends, make certain distributions or investments and incur certain indebtedness. See our Current Report on Form 8-K, dated January 5, 2007, and the information contained in the accompanying prospectus.

Also, on January 5, 2007, we entered into a capital lease facility commitment letter, or the Lease Financing Commitment, with Credit Suisse for lease financing in the amount of up to $13.25 million for certain specified properties. In connection with the Lease Financing Commitment, we commenced accruing a commitment fee of 550 basis points based on the available but unused portion under the Lease Financing Commitment beginning on January 1, 2007.

On February 15, 2007, we completed part of this lease financing by causing a single-purpose entity formed and wholly-owned by us to enter into a Participation Agreement with a single-purpose entity designated and structured by Credit Suisse under the terms of which Credit Suisse’s entity acquired for approximately $4.4 million 30 acres of real property in Culpeper County, Virginia and leased this property to our entity under the terms of a triple net lease under which we agreed to bear all rights, obligations, and expenses related to the property. We anticipate that this lease financing structure will allow us to build a new state-of-the-art data center campus fulfilling our objective to expand into the Washington D.C. area. See our Current Report on Form 8-K, dated January 5, 2007, and the information contained in the accompanying prospectus.

In connection with and consideration for the consent of the holders of our existing Senior Convertible Notes due 2009, or the Senior Convertible Notes, to our issuance of the Series A Notes, Series B Notes and the lease financing, on January 5, 2007, we entered into an Amendment, Consent and Waiver that provides for certain amendments, consents and waivers to the terms of the Purchase Agreement, dated December 31, 2004 which concerns, among other things, the terms relating to the Senior Convertible Notes. This amendment provides for: (i) a reduction in the call premium from 7.5% to 5.0% immediately instead of on June 30, 2007 and (ii) an immediate 1.0% increase in the interest rate followed by an additional 0.25% quarterly interest rate increase for each quarter during the four quarters beginning July 1, 2007; provided however, that in the event the Senior Convertible Notes are redeemed prior to the first anniversary of this amendment, a minimum of $300,000 in additional interest will be required to be paid on the Senior Convertible Notes in connection with any such early redemption.

We are currently evaluating all of the financial instruments discussed above to determine the appropriate accounting treatment.

Company Information

Our principal executive offices are located at 2601 South Bayshore Drive, Miami, Florida 33133. Our telephone number is (305) 856-3200 and our Internet address is http://www.terremark.com. Information on our website is not incorporated into this prospectus supplement or the accompanying prospectus and is not a part of this prospectus supplement or the accompanying prospectus.

The Offering

Common stock offered.	11,000,000 shares

Common stock estimated to be outstanding immediately after this offering	55,810,757 shares

Over-allotment option	1,650,000 shares

Use of proceeds	We intend to use the proceeds from this offering for general corporate purposes. See “Use of Proceeds.”

Dividends	We have paid no cash dividends on our common stock and have no intention of doing so. See “Dividend Policy.”

Risk factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

American Stock Exchange symbol	TWW

The number of shares of our common stock outstanding after this offering is based on 44,810,757 shares outstanding as of February 28, 2007 and excludes:

•	14,595,189 shares issuable pursuant to existing options, non-vested stock, warrants and convertible securities; and

•	82,200 shares issuable under equity compensation plans.

Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriters’ over-allotment option.

Summary Consolidated Financial Data

The following provides summary consolidated financial statement data as of and for each of the fiscal years in the three-year period ended March 31, 2006 and for each of the nine months ended December 31, 2005 and 2006. The financial statement data as of and for each of the fiscal years in the three-year period ended March 31, 2006 have been derived from our audited consolidated financial statements. The financial statement data for the nine months ended December 31, 2005 and 2006 have been derived from our unaudited consolidated financial statements. In the opinion of management, such unaudited interim financial statements have been prepared on the same basis as the audited financial statements and reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial information for such periods. We are providing the following selected unaudited pro forma financial data to help you analyze the financial aspects of the offering described in this prospectus supplement and the accompanying prospectus. The pro forma financial data gives effect to the offering described in this prospectus supplement and the accompanying prospectus as if the offering has been closed at December 31, 2006. You should not rely on the pro forma data as being indicative of the results that would have been achieved or the future results that we will experience. The data set forth below should be read in conjunction with our historical financial statements and related notes contained in our annual reports, quarterly reports and other information on file with the SEC.

	Year Ended March 31,			Nine Months Ended December 31,
	2006	2005	2004	2006	2005
	(Dollars in thousands, except per share data)

Results of operations:
Revenues	$62,529	$48,148	$18,214	$70,256	$43,514

Cost of revenues	38,824	36,089	16,413	39,433	27,252
Construction contract expenses	—	809	918	—	—
Other expenses	60,854	21,109	23,374	41,513	31,570

Total expenses	99,678	58,007	40,705	80,946	58,822

Net loss	(37,149)	(9,859)	(22,491)	(10,690)	(15,308)
Non-cash preferred dividend	(727)	(915)	(1,158)	(488)	(557)

Net loss attributable to common shareholders	$(37,876)	$(10,774)	$(23,649)	$(11,178)	$(15,865)

Net loss per common share — basic	$(0.88)	$(0.31)	$(0.78)	$(0.26)	$(0.37)

Net loss per common share — diluted	$(0.88)	$(0.40)	$(0.78)	$(0.26)	$(0.37)

	As of March 31,			As of December 31,
				2006 Pro Forma as
	2006	2005	2004	Adjusted(4)	2006	2005
	(Dollars in thousands)

Financial condition(1):
Cash and cash equivalents	$20,402	$44,001	$4,379	$89,207	$13,407	$22,265
Accounts receivable, net	10,952	4,389	3,577	17,252	17,252	10,407
Property and equipment, net	129,893	123,406	53,898	131,839	131,839	125,101
Total assets	204,716	208,906	77,433	280,645	204,845	204,552
Long-term obligations(2)(3)	165,387	149,734	78,525	163,910	163,910	148,369
Stockholders’ equity (deficit)	13,836	40,176	(22,720)	85,529	9,728	35,018

(1)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

(2)	Long-term obligations include mortgage payable less current portion, convertible debt less current portion, estimated fair value of derivatives embedded within convertible debt, deferred rent, deferred revenue, unearned interest under capital lease obligations, capital lease obligations less current portion and notes payable less current portion.

(3)	Long-term obligations as of March 31, 2004 and 2005 include approximately $600 in redeemable convertible preferred stock plus accrued dividends.

(4)	The pro forma as adjusted column does not reflect any of the recent events discussed on pages S-2 and S-3 of this prospectus supplement.

RISK FACTORS

In considering whether to purchase the shares of our common stock, you should carefully consider all of the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, including, without limitation, our Annual Report on Form 10-K for the year ended March 31, 2006, our Quarterly Reports on Form 10-Q for the quarters ended June 30, September 30, and December 31, 2006, Amendment No. 1 to our Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2006, our Current Reports on Form 8-K filed with the SEC on December 1, 2006, January 5, 2007 and February 20, 2007 and other information which may be incorporated by reference in this prospectus supplement and the accompanying prospectus after the date hereof. Our ability to become consistently profitable and our ability to continue to fund our obligations on an ongoing basis will depend on a number of factors, many of which are largely beyond our control. Some of the factors that may have a negative impact on us are described below.

Risk Factors Relating to the Company

We have a history of losses, expect future losses and may not achieve or sustain profitability.

We have incurred net losses from operations in each quarter and annual period since our April 28, 2000 merger with AmTec, Inc. We incurred net losses of $37.1 million, $9.9 million and $22.5 million for the years ended March 31, 2006, 2005 and 2004, respectively. As of December 31, 2006, our accumulated deficit was $295.9 million. We cannot guarantee that we will become profitable. Even if we achieve profitability, given the evolving nature of the industry in which we operate, we may not be able to sustain or increase profitability on a quarterly or annual basis, and our failure to do so would adversely affect our business, including our ability to raise additional funds and gain new customers.

We may not be able to compete successfully against current and future competitors.

Our products and services must be able to differentiate themselves from existing providers of space and services for telecommunications companies, web hosting companies and other colocation providers. In addition to competing with neutral colocation providers, we must compete with traditional colocation providers, including local phone companies, long distance phone companies, Internet service providers and web hosting facilities. Likewise, with respect to our other products and services, including managed services, bandwidth services and security services, we must compete with more established providers of similar services. Most of these companies have longer operating histories and significantly greater financial, technical, marketing and other resources than we do.

Because of their greater financial resources, some of our competitors have the ability to adopt aggressive pricing policies, especially if they have been able to restructure their debt or other obligations. As a result, in the future, we may suffer from pricing pressure that would adversely affect our ability to generate revenues and adversely affect our operating results. In addition, these competitors could offer colocation on neutral terms and may start doing so in the same metropolitan areas where we have NAP centers. Some of these competitors may also provide our target customers with additional benefits, including bundled communication services, and may do so in a manner that is more attractive to our potential customers than obtaining space in our internet exchange centers. We believe our neutrality provides us with an advantage over these competitors. However, if these competitors were able to adopt aggressive pricing policies together with offering colocation space, our ability to generate revenues would be materially adversely affected. We may also face competition from persons seeking to replicate our internet exchange concept by building new centers or converting existing centers that some of our competitors are in the process of divesting. We may experience competition from our landlords in this regard. Rather than licensing available space in our buildings to large single tenants, they may decide to convert the space instead to smaller square foot units designed for multi-tenant colocation use. Landlords may enjoy a cost effective advantage in providing similar services as our NAPs, and this could also reduce the amount of space available to us for expansion in the future. Competitors may operate more successfully or form alliances to acquire significant market share. Furthermore, enterprises that have already invested substantial resources in outsourcing arrangements may be reluctant or slow to adopt our approach that may replace, limit or compete with their existing systems. In addition, other companies may be able to attract the same potential customers that we are targeting. Once customers are located in competitors’ facilities, it may be extremely difficult to convince them to relocate to our NAP centers.

We anticipate that an increasing portion of our revenues will be from contracts with agencies of the United States government, and uncertainties in government contracts could adversely affect our business.

During the year ended March 31, 2006 and the nine months ended December 31, 2006, revenues under contracts with agencies of the U.S. federal government constituted 22% of our revenues, respectively. Generally, U.S. government contracts are subject to oversight audits by government representatives, to profit and cost controls and limitations, and to provisions permitting modification or termination, in whole or in part, without prior notice, at the government’s convenience. In some cases, government contracts are subject to the uncertainties surrounding congressional appropriations or agency funding. Government contracts are subject to specific procurement regulations. Failure to comply with these regulations and requirements could lead to suspension or debarment from future government contracting for a period of time, which could limit our growth prospects and adversely affect our business, results of operations and financial condition. Government contracts typically have an initial term of one year. Renewal periods are exercisable at the discretion of the U.S. government. We may not be successful in winning contract awards or renewals in the future. Our failure to renew or replace U.S. government contracts when they expire could have a material adverse effect on our business, financial condition, or results of operations.

We derive a significant portion of our revenues from a few clients; accordingly, a reduction in our clients’ demand for our services or the loss of clients would likely impair our financial performance.

During both the quarter and nine months ended December 31, 2006, we derived approximately 22% of our revenues from agencies of the federal government. During the quarter ended December 31, 2005, approximately 13% and 16% of our revenues were derived from agencies of the federal government and Blackbird Technologies, Inc., respectively. During the nine months ended December 31, 2005, we derived approximately 18% and 13% of our revenues from agencies of the federal government and Blackbird Technologies, Inc., respectively. Because we derive a large percentage of our revenues from a few major customers, our revenues could significantly decline if we lose one or more of these customers or if the amount of business we obtain from them is reduced.

We have significant debt service obligations which will require the use of a substantial portion of our available cash.

We are a highly leveraged company. As of December 31, 2006, our total liabilities were $195.1 million and our total stockholders’ equity was $9.7 million. Our mortgage loan and our Senior Convertible Notes are, collectively, collateralized by substantially all of our assets. In addition, in some circumstances, interest obligations payable with respect to our Senior Convertible Notes may be paid in kind by adding such interest payments to the principal amount owed under the Senior Convertible Notes increasing further our debt exposure. On January 5, 2007, we issued $14.0 million aggregate principal amount of Series A Notes and Series B Notes, which are both due on June 30, 2009. The Senior Subordinated Secured Notes are collaterized by a second priority security interest in and pledge of substantially all of our assets, other than the NAP of the Americas building. The interest obligations payable with respect to these notes is payable in kind. Therefore such interest payments will be added to the principal balance increasing our debt exposure. In addition, on February 15, 2007, we completed lease financing in the aggregate amount of $4.4 million, which allowed us to enter into a triple net capital lease for 30 acres of real property in Culpeper County, Virginia.

Each of these obligations requires significant amounts of liquidity. Should we need additional capital or financing, our ability to arrange financing and the cost of this financing will depend upon many factors, including:

•	general economic and capital markets conditions, and in particular the non-investment grade debt market;

•	conditions in the Internet infrastructure market;

•	credit availability from banks or other lenders;

•	investor confidence in the telecommunications industry generally and our company specifically; and

•	the success of our facilities.

In addition, each of these debt obligations along with our new capital lease, matures in 2009, requiring us to repay or refinance a significant amount of indebtedness in a short time period. We may be unable to find additional sources of liquidity on terms acceptable to us, if at all, which could adversely affect our business, results of operations and financial condition. Also, a default could result in acceleration of our indebtedness. If this occurs, our business and financial condition would be adversely affected.

The mortgage loan with Citigroup, our Senior Convertible Notes, our Series A Notes and our Series B Notes contain numerous restrictive covenants.

Our mortgage loan with Citigroup, our Senior Convertible Notes and our new Series A Notes and Series B Notes, contain numerous covenants imposing restrictions on our ability to, among other things:

•	incur more debt;

•	pay dividends, redeem or repurchase our stock or make other distributions;

•	make acquisitions or investments;

•	enter into transactions with affiliates;

•	merge or consolidate with others;

•	dispose of assets or use asset sale proceeds;

•	create liens on our assets; and

•	extend credit.

Our failure to comply with the obligations in our mortgage loan with Citigroup, our Senior Convertible Notes, our Series A Notes and our Series B notes could result in an event of default under the mortgage loan and such notes which, if not cured or waived, could permit acceleration of the indebtedness or our other indebtedness, or result in the same consequences as a default in payment. If the acceleration of the maturity of our debt occurs, we may not be able to repay our debt or borrow sufficient funds to refinance it on terms that are acceptable to us, which could adversely impact our business, results of operations and financial condition.

Our substantial leverage and indebtedness could adversely affect our financial condition, limit our growth and prevent us from fulfilling our debt obligations.

Our substantial indebtedness could have important consequences to us and may, among other things:

•	limit our ability to obtain additional financing to fund our growth strategy, working capital, capital expenditures, debt service requirements or other purposes;

•	limit our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to make principal payments and fund debt service requirements;

•	cause us to be unable to satisfy our obligations under our existing or new debt agreements;

•	make us more vulnerable to adverse general economic and industry conditions;

•	limit our ability to compete with others who are not as highly leveraged as we are; and

•	limit our flexibility in planning for, or reacting to, changes in our business, industry and market conditions.

In addition, subject to restrictions in our existing debt instruments, we may incur additional indebtedness. If new debt is added to our current debt levels, the related risks that we now face could intensify. Our growth plans and our ability to make payments of principal of or interest on, or to refinance, our indebtedness, will depend on our future operating performance and our ability to enter into additional debt and/or equity financings. If we are unable to generate sufficient cash flows in the future to service our debt, we may be required to refinance all or a portion of our existing debt, to sell assets or to obtain additional financing. We may not be able to do any of the foregoing on terms acceptable to us, if at all.

We have acquired and may acquire other businesses, and these acquisitions involve numerous risks.

As part of our strategy, we may pursue acquisitions of complementary businesses, products services and technologies to enhance our existing services, expand our service offerings and enlarge our customer base. If we complete future acquisitions, we may be required to incur or assume additional debt and make capital expenditures and issue additional shares of our common stock or securities convertible into our common stock as consideration, which will dilute our existing stockholders’ ownership interest and may adversely affect our results of operations. Our ability to grow through acquisitions involves a number of additional risks, including the following:

•	the ability to identify and consummate complementary acquisition candidates;

•	the possibility that we may not be able to successfully integrate the operations, personnel, technologies, products and services of the acquired companies in a timely and efficient manner;

•	diversion of management’s attention from normal daily operations to negotiate acquisitions and integrate acquired businesses;

•	insufficient revenues to offset significant unforeseen costs and increased expenses associated with the acquisitions;

•	challenges in completing products associated with in-process research and development being conducted by the acquired businesses;

•	risks associated with our entrance into markets in which we have little or no prior experience and where competitors have a stronger market presence;

•	deferral of purchasing decisions by current and potential customers as they evaluate the likelihood of success of our acquisitions;

•	incurrence and/or assumption of contingent liabilities and amortization expenses; and

•	loss of key employees of the acquired companies.

Any of these risks can be greater if an acquisition is large relative to the size of our company. Failure to manage effectively our growth through acquisitions could adversely affect our growth prospects, business, results of operations and financial condition.

If our financial condition deteriorates, we may be delisted by the American Stock Exchange and our stockholders could find it difficult to sell our common stock.

Our common stock currently trades on the American Stock Exchange, or AMEX. The AMEX requires companies to fulfill specific requirements in order for their shares to continue to be listed. Our securities may be considered for delisting if:

•	our financial condition and operating results appear to be unsatisfactory; or

•	we have sustained losses which are so substantial in relation to our overall operations or our existing financial condition has become so impaired that it appears questionable whether we will be able to continue operations and/or meet our obligations as they mature.

If our shares are delisted from the AMEX, our stockholders could find it difficult to sell our stock. To date, we have had no communication from the AMEX regarding delisting. If our common stock is delisted from the AMEX, we may apply to have our shares quoted on NASDAQ’s Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc. The Bulletin Board and the “pink sheets” are generally considered to be less efficient markets than the AMEX. In addition, if our shares are no longer listed on the AMEX or another national securities exchange in the United States, our shares may be subject to the “penny stock” regulations. If our common stock were to become subject to the penny stock regulations it is likely that the price of our common stock would decline and our stockholders would find it difficult to sell their shares.

We are dependent on key personnel and the loss of these key personnel could have a material adverse effect on our success.

We are highly dependent on the skills, experience and services of key personnel. The loss of such key personnel could have a material adverse effect on our business, operating results or financial condition. We do not maintain keyman life insurance with respect to these key individuals. Our potential growth and expansion are expected to place increased demands on our management skills and resources. Therefore, our success also depends upon our ability to recruit, hire, train and retain additional skilled and experienced management personnel. Employment and retention of qualified personnel is important due to the competitive nature of our industry. Our inability to hire new personnel with the requisite skills could impair our ability to manage and operate our business effectively.

Our business could be harmed by prolonged electrical power outages or shortages, or increased costs of energy.

Substantially all of our business is dependent upon the continued operation of the NAP of the Americas building. The NAP of the Americas building and our other NAP facilities are susceptible to regional costs of power, electrical power shortages and planned or unplanned power outages caused by these shortages. A power shortage at an internet exchange facility may result in an increase of the cost of energy, which we may not be able to pass on to our customers. We attempt to limit exposure to system downtime by using backup generators and power supplies. Power outages, which last beyond our backup and alternative power arrangements, could harm our customers and our business.

We may encounter difficulties implementing our expansion plan.

We expect that we may encounter challenges and difficulties in implementing our expansion plan to establish new Internet exchange facilities in domestic locations in which we believe there is significant demand for our services. These challenges and difficulties relate to our ability to:

•	identify and take advantage of locations in which we believe there is sufficient demand for our services;

•	generate sufficient cash flow from operations or through additional debt or equity financings to support these expansion plans;

•	hire, train and retain sufficient additional financial reporting management, operational and technical employees; and

•	install and implement new financial and other systems, procedures and controls to support this expansion plan with minimal delays.

If we encounter greater than anticipated difficulties in implementing our expansion plan, it may be necessary to take additional actions, which could divert management’s attention and strain our operational and financial resources. We may not successfully address any or all of these challenges, and our failure to do so would adversely affect our business plan and results of operations, our ability to raise additional capital and our ability to achieve enhanced profitability.

Risk Factors Related to Our Common Stock

The price of our common stock may fluctuate significantly, and you could lose all or part of your investment.

The market for our equity securities has been extremely volatile (ranging from $3.26 per share to $9.15 per share during the 52-week trading period ended March 12, 2007). Our stock price could suffer in the future as a result of any failure to meet the expectations of public market analysts and investors about our results of operations from quarter to quarter. The factors that could cause the price of our common stock in the public market to fluctuate significantly include the following:

•	actual or anticipated variations in our quarterly results of operations;

•	changes in market valuations of companies in our industry;

•	changes in expectations of future financial performance or changes in estimates of securities analysts;

•	fluctuations in stock market prices and volumes;

•	future issuances of common stock or other securities;

•	the addition or departure of key personnel; and

•	announcements by us or our competitors of acquisitions, investments or strategic alliances.

We expect that the price of our common stock will be significantly affected by the availability of shares for sale in the market.

The sale or availability for sale of substantial amounts of our common stock could adversely impact its price. Our certificate of incorporation authorizes us to issue 100,000,000 shares of common stock. On February 28, 2007, there were approximately 44.8 million shares of our common stock outstanding and approximately 14.6 million shares of our common stock reserved for issuance pursuant to our Senior Convertible Notes, Series B Notes, Series I convertible preferred stock, options, non-vested stock and warrants to purchase our common stock, which consist of:

•	6.9 million shares of our common stock reserved for issuance upon conversion of our Senior Convertible Notes;

•	492,000 shares of our common stock reserved for issuance upon conversion of our Series B Notes;

•	1.1 million shares of our common stock reserved for issuance upon conversion of our Series I convertible preferred stock;

•	2.4 million shares of our common stock issuable upon exercise of our options;

•	503,000 shares of our non-vested stock; and

•	3.1 million shares of our common stock issuable upon exercise of our warrants.

Accordingly, a substantial number of shares of our common stock are available for sale under our certificate of incorporation.

Our common shares are thinly traded and, therefore, relatively illiquid.

As of February 28, 2007, we had 44.8 million common shares outstanding. While our common shares trade on the American Stock Exchange, our stock is thinly traded (approximately 0.4% of our stock traded on an average daily basis during the nine months ended February 28, 2007) and you may have difficulty in selling your shares quickly. The low trading volume of our common stock is outside of our control, and may not increase in the near future or, even if it does increase in the future, may not be maintained.

Existing stockholders’ interest in us may be diluted by additional issuances of equity securities.

We expect to issue additional equity securities to fund the acquisition of additional businesses and pursuant to employee benefit plans. We may also issue additional equity for other purposes. These securities may have the same rights as our common stock or, alternatively, may have dividend, liquidation, or other preferences to our common stock. The issuance of additional equity securities will dilute the holdings of existing stockholders and may reduce the share price of our common stock.

We do not expect to pay dividends on our common stock, and investors will be able to receive cash in respect of the shares of common stock only upon the sale of the shares.

We have no intention in the foreseeable future to pay any cash dividends on our common stock. Furthermore, in accordance with the $49.0 million first mortgage loan from Citigroup Global Markets Realty Corp., and the terms of the Senior Convertible Notes, we may not pay cash or stock dividends without the written consent of Citigroup or the holders of such notes. In addition, in accordance with the terms of the purchase agreement under which we sold the Series A Notes and the Series B Notes to Credit Suisse, Cayman Islands Branch and Credit Suisse, International, our ability to pay dividends is similarly restricted. In addition, the terms of our Series I convertible preferred stock provide that, in the event we pay any dividends on our common stock, an additional dividend must be paid with respect to all of our outstanding Series I convertible preferred stock in an amount equal to the aggregate amount of dividends that would be owed for all shares of commons stock into which the shares of Series I convertible preferred stock could be converted at such time. Therefore, an investor in our common stock will obtain an economic benefit from the common stock only after an increase in its trading price and only by selling the common stock.

USE OF PROCEEDS

We estimate that the net proceeds of the offering will be approximately $           (approximately $           if the underwriters’ over-allotment option is exercised in full), after deducting the underwriters’ estimated discounts and commissions and estimated offering expenses payable by us.

The purpose of this offering is to further strengthen our balance sheet. We intend to use the net proceeds from this offering for general corporate purposes, which may include repayment of existing indebtedness, working capital, capital expenditures and acquisitions. As of the date of this prospectus supplement, we have not identified as probable any specific material proposed uses of these proceeds.

CAPITALIZATION

The following table shows our unaudited cash and cash equivalents and capitalization as of December 31, 2006:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the sale by us of 11,000,000 shares of our common stock in this offering at an assumed public offering price of $7.37 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The below analysis does not take into account the previously disclosed issuance of $10.0 million of the Series A Notes and $4.0 million of the Series B Notes and 145,985 shares of our common stock to Credit Suisse, International on January 5, 2007 nor does it take into account the previously disclosed $4.4 million of lease financing for 30 acres of real property in Culpeper County, Virginia we entered into on February 15, 2007.

This table should be read with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference into this prospectus supplement from our Quarterly Report on Form 10-Q for the quarter ended December 31, 2006 and our financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2006
	Actual	As Adjusted
	(unaudited)

Cash and cash equivalents	$13,406,931	$89,207,381

Debt:
9% senior convertible notes due 2009(1)	$63,726,466	$63,726,466
Derivatives embedded within 9% senior convertible notes, at estimated fair value	17,728,429	17,728,429
Citigroup mortgage loan(2)	46,390,387	46,390,387
Senior secured notes(3)	27,760,905	27,760,905
Capital lease obligations	2,951,538	2,951,538

Total debt	158,557,725	158,557,725
Stockholders’ equity:
Series I convertible preferred stock: $.001 par value, 323 shares issued and outstanding	$1	$1
Common stock: $.001 par value, 100,000,000 shares authorized, 45,160,661 and 56,160,661 shares issued on an actual and as adjusted basis, respectively	45,160	56,160
Common stock warrants	12,946,698	12,946,698
Common stock options	582,004	582,004
Additional paid-in capital	294,943,024	370,732,474
Deferred compensation	(2,711,032)	(2,711,032)
Accumulated deficit	(295,935,795)	(295,935,795)
Accumulated other comprehensive loss	40,960	40,960
Notes receivable	(182,542)	(182,542)

Total stockholders’ equity	9,728,478	85,528,928

Total capitalization	$168,286,203	$244,086,653

(1)	The principal amount of the senior convertible notes is $86,257,313. These notes contain embedded derivatives that require separate valuation from the senior convertible notes. The initial estimated fair value of the embedded derivatives of $35,480,000 was recorded as a discount to the principal of the senior convertible notes.

(2)	The principal amount of the mortgage loan is $47,588,257. Warrants issued to the lender in connection with this financing were valued at approximately $2,200,000 and recorded as a discount to the principal of the mortgage loan.

(3)	The principal amount of the senior notes is $31,955,655. Warrants issued to the purchasers of these notes in connection with this financing were valued at approximately $6,600,000 and recorded as a discount to the principal of the senior secured notes.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is traded on the American Stock Exchange, or AMEX, under the symbol “TWW.” The following table sets forth for the periods indicated below the high and low closing prices for our common stock as reported by the AMEX.

	High		Low

Fiscal Year Ended March 31, 2005
First Quarter	$10.04	(1)	$6.30	(1)
Second Quarter	7.90	(1)	6.10	(1)
Third Quarter	7.30	(1)	5.50	(1)
Fourth Quarter	8.30	(1)	6.00	(1)
Fiscal Year Ended March 31, 2006
First Quarter	$8.00		$5.70	(1)
Second Quarter	7.55		4.35
Third Quarter	4.99		2.79
Fourth Quarter	8.50		4.46
Fiscal Year Ended March 31, 2007
First Quarter	$8.44		$3.50
Second Quarter	6.08		3.60
Third Quarter	7.05		4.81
Fourth Quarter (through March 8, 2007)	9.10		6.66

(1)	Adjusted to reflect a one-for-ten reverse stock split, which was effected on May 17, 2005.

On February 28, 2007, there were 44,810,757 shares of our common stock outstanding. The closing price on the American Stock Exchange on March 12, 2007 was $7.37 per share.

DIVIDEND POLICY

We have paid no cash dividends on our common stock and have no current intention of doing so. In accordance with the $49.0 million first mortgage loan from Citigroup Global Markets Realty Corp., and the terms of the Senior Convertible Notes, we may not pay cash or stock dividends without the written consent of Citigroup or the Falcon investors. In addition, in accordance with the terms of the purchase agreement under which we sold the Series A Notes and Series B Notes to Credit Suisse, Cayman Islands Branch and Credit Suisse, International, our ability to pay dividends is similarly restricted. Any future determination to pay cash dividends will be at the discretion of our board of directors, subject to applicable limitations under Delaware law, and will be dependent upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our board of directors.

DESCRIPTION OF OUR COMMON STOCK

This section describes the general terms of our common stock. A copy of our amended and restated certificate of incorporation has been incorporated by reference from our filings with the SEC as an exhibit to the registration statement. Our common stock and the rights of the holders of our common stock are subject to the applicable provisions of the Delaware General Corporation Law, which we refer to as “Delaware law,” our amended and restated certificate of incorporation, our bylaws, the rights of the holders of our preferred stock, if any, as well as some of the terms of our senior indebtedness and senior subordinated indebtedness, if any.

As of February 28, 2007 under our amended and restated certificate of incorporation, we had the authority to issue 100,000,000 shares of common stock, par value $.001 per share, of which 44,810,757 shares of our common stock were outstanding. 14.6 million shares of our common stock have been reserved for issuance pursuant to our Series B Notes, other notes, options, non-vested and warrants to purchase our common stock.

The following description of our common stock may not be complete and is subject to, and qualified in its entirety by reference to, the Delaware General Corporation Law and the actual terms and provisions contained in our amended and restated certificate of incorporation and bylaws, each as amended from time to time.

Preemptive Rights

The holders of our common stock do not have preemptive rights to purchase or subscribe for any stock or other securities of ours.

Voting Rights

Each outstanding share of our common stock is entitled to one vote per share of record on all matters to be voted upon by stockholders and to vote together as a single class for the election of directors and in respect of other corporate matters. At a meeting of stockholders at which a quorum is present, for all matters other than the election of directors, a majority of the votes cast decides all questions, unless the matter is one upon which a different vote is required by express provision of law or our amended and restated certificate of incorporation or bylaws. Directors will be elected by a plurality of the votes of the shares present at a meeting. There is no cumulative voting with respect to the election of directors or any other matter.

Dividends

Holders of our common stock are entitled to receive dividends or other distributions when and if declared by our board of directors. The right of our board of directors to declare dividends, however, is subject to any rights of the holders of other classes of our capital stock and the availability of sufficient funds under Delaware law to pay dividends. In accordance with the $49.0 million first mortgage loan from Citigroup Global Markets Realty Corp., and the terms of the Senior Convertible Notes we may not pay cash or stock dividends without the written consent of Citigroup or the Falcon investors. In addition, in accordance with the terms of the purchase agreement under which we sold the Series A Notes and the Series B Notes, our ability to pay dividends is similarly restricted. The terms of our Series I convertible preferred stock provide that, in the event we pay any dividends on our common stock, an additional dividend must be paid with respect to all of our outstanding Series I convertible preferred stock in an amount equal to the aggregate amount of dividends that would be owed for all shares of commons stock into which the shares of Series I convertible preferred stock could be converted at such time.

Liquidation Rights

In the event of the liquidation of our company, subject to the rights, if any, of the holders of other classes of our capital stock, the holders of our common stock are entitled to receive any of our assets available for distribution to our stockholders ratably in proportion to the number of shares held by them. See “Series I Convertible Preferred Stock” in the accompanying prospectus.

DILUTION

Our net tangible book value as of December 31, 2006 was a deficit of approximately $10.1 million, or a deficit of $0.22 per share of common stock. Net tangible book value per share represents our total tangible assets less our total liabilities, divided by the aggregate number of shares of our common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the net tangible book value per share of our common stock immediately after this offering. After (i) giving effect to the sale of the 11,000,000 shares of our common stock in this offering at an assumed public offering price of $7.37 per share, the last reported sale price of our common stock on March 12, 2007 on the American Stock Exchange, and (ii) deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us, our net tangible book value at December 31, 2006 would have been approximately $65.7 million or $1.17 per share. This represents an immediate increase in net tangible book value of $1.39 per share of common stock to existing stockholders and an immediate dilution of $6.20 per share to new investors. Dilution per share represents the difference between the amount per share paid by the new investors in this offering and the net tangible book value per share at December 31, 2006, giving effect to this offering. Purchasers of our common stock offered pursuant to this prospectus will suffer immediate and substantial dilution in net tangible book value per share. The following table illustrates this per share dilution to new investors.

Assumed public offering price per share		$7.37

Net tangible book value per share as of December 31, 2006	$(0.22)
Increase in tangible book value per share attributable to new investors	$1.39
Net tangible book value per share as of December 31, 2006 after giving affect to this offering		$1.17

Dilution per share to new investors		$6.20

These calculations assume no issuance of shares of our common stock through the exercise of stock options and warrants or conversion of our Senior Convertible Notes, our Series B Notes and our Series I convertible preferred stock outstanding as of December 31, 2006. As of December 31, 2006, there were options, non-vested stock and warrants outstanding to purchase an aggregate of 6,067,956 shares of our common stock at a weighted average exercise price of $8.73 per share. To the extent all of these options, non-vested stock and warrants had been exercised and all of our Senior Convertible Notes, our Series B Notes and our Series I convertible preferred stock were converted as of December 31, 2006, our net tangible book value per share of common stock would have further decreased and the dilution per share of common stock to new investors in this offering would have further increased.

The above analysis does not take into account the previously disclosed issuance of $10.0 million of the Series A Notes, which have been sold by Credit Suisse, International to Goldman, Sachs & Co., and $4.0 million of the Series B Notes and 145,985 shares of our common stock to Credit Suisse, International on January 5, 2007 nor does it take into account the previously disclosed $4.4 million of lease financing for 30 acres of real property in Culpeper County, Virginia we entered into on February 15, 2007.

CERTAIN UNITED STATES FEDERAL INCOME
TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following summary is a general discussion of certain U.S. federal income and estate tax considerations relevant to a non-U.S. holder of our common stock. As used herein, a “non-U.S. holder” is a beneficial owner of our common stock that, for U.S. federal income tax purposes, is

•	a nonresident alien individual;

•	a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the law of a country (or a political subdivision thereof) other than the United States;

•	a foreign estate, which generally is an estate that is not subject to U.S. federal income tax on all of its income without regard to the source of the income; or

•	a foreign trust, which generally is a trust that is not a domestic trust.

A trust is a domestic trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 20, 1996 and properly elected to continue to be treated as a United States person. An individual may be treated as a resident of the United States in any calendar year for U.S. federal income tax purposes, instead of a nonresident, by, among other ways, being present in the United States on at least 31 days in that calendar year and for an aggregate of at least 183 days during that calendar year and the two immediately preceding calendar years, counting, for this purpose, all of the days present in that year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year.

This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, a person subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended, referred to hereafter as the “Internal Revenue Code”). In addition, this discussion is not intended to apply in its entirety to all categories of investors, some of which (like dealers in securities, banks, insurance companies, tax-exempt organizations, persons holding our common stock as part of a “straddle”, “hedge”, “conversion transaction” or other risk reduction transaction and persons who have a “functional currency” other than the U.S. dollar) may be subject to special rules. This discussion does not address the U.S. federal tax consequences relevant to an expatriate or former long-term resident of the United States. In addition, it does not address any U.S. federal tax consequences in the case of our common stock held by an entity classified as a partnership for U.S. federal income tax purposes or any U.S. federal income tax consequences to any stockholder or beneficiary of a non-U.S. holder. The discussion also does not discuss any aspect of state, local or foreign law, or U.S. federal estate and gift tax law other than the U.S. federal estate tax consequences as set forth below.

The following discussion is based on provisions of the U.S. Internal Revenue Code, applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect on the date of this prospectus, and all of which are subject to change, retroactively or prospectively. The following discussion also assumes that a non-U.S. holder holds our common stock as a capital asset (generally, for investment purposes). EACH NON-U.S. HOLDER SHOULD CONSULT ITS TAX ADVISER REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF OUR COMMON STOCK.

For purposes of the following discussion, “U.S. trade or business income” of a non-U.S. holder generally means dividend income or gain on a sale, exchange or redemption of our common stock if that dividend or gain is (i) effectively connected with trade or business conducted by the non-U.S. holder within the United States and (ii) in most cases of a resident of a country with which the United States has an income tax treaty, attributable to a permanent establishment (or fixed base) of the non-U.S. holder in the United States.

Dividends

If we make a distribution of cash or other property (other than certain pro rata distributions of our common stock) in respect of our common stock, the distribution will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent of the non-U.S. holder’s adjusted tax basis in our common stock, and thereafter will be treated as capital gain.

The gross amount of dividends paid to a non-U.S. holder of our common stock ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate, or at a lower rate if an applicable income tax treaty so provides and we have received proper certification of the application of that treaty. Dividends that constitute U.S. trade or business income are not subject to U.S. federal withholding tax but instead are taxed at regular graduated U.S. federal income tax rates in the manner applicable to United States persons, and, in the case of such dividends received by a foreign corporation, under certain circumstances will be subject to an additional branch profits tax at a 30% rate or, if applicable, a lower treaty rate. To claim the benefit of an income tax treaty or to claim an exemption from U.S. federal withholding tax on dividends that are U.S. trade or business income, you must provide a properly executed IRS Form W-8BEN or other applicable form for treaty benefits or IRS Form W-8ECI or other applicable form for dividends that are U.S. trade or business income, prior to payment of the dividends. You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Sale, Exchange, Redemption or Other Disposition of Our Common Stock

Subject to the discussion below of backup withholding, gain recognized by a non-U.S. holder on a sale, exchange, redemption or other taxable disposition of our common stock generally will not be subject to U.S. federal income tax unless:

•	the gain is U.S. trade or business income of the non-U.S. holder;

•	subject to certain exceptions, the non-U.S. holder is an individual who holds the common stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and the period that the non-U.S. holder held the common stock.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). Although we believe that we currently are not, and we do not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes, we have not obtained any appraisals of our assets and therefore cannot be certain as to their fair market values. If we are or become a United States real property holding corporation, you will be subject to U.S. federal income tax on a sale, exchange, redemption or other taxable disposition of our common stock only if, assuming our stock continues to be regularly traded on an established securities market, you hold or held (at any time during the shorter of the period you held our stock and the five year period preceding the date of that taxable disposition) more than five percent of our common stock.

An individual non-U.S. holder who realizes gain described in the first bullet point above will be subject to U.S. federal income tax on his net gain for the taxable year at regular graduated U.S. federal income tax rates in the same manner as if the holder were a United States person. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States. A non-U.S. holder that is a foreign corporation and that realizes gain described in the first bullet point above will be subject to U.S. federal income tax on its net gain for the taxable year at regular graduated

U.S. federal income tax rates in the same manner as if the holder were a United States person and, in addition, under certain circumstances will be subject to an additional branch profits tax at a 30% rate or, if applicable, a lower treaty rate.

Federal Estate Tax

Common stock owned or treated as owned by an individual who is not a U.S. citizen or resident (as defined for U.S. estate tax purposes) will be included in the individual’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

U.S. information reporting requirements and backup withholding tax will not apply to dividends paid on our common stock to a non-U.S. holder, provided that the non-U.S. holder provides an IRS Form W-8BEN (or satisfies certain documentary evidence requirements for establishing that it is not a United States person) or otherwise establishes an exemption.

Information reporting and backup withholding also generally will not apply to a payment of the proceeds of a sale of our common stock effected outside the United States by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of our common stock effected outside the United States by a foreign office of a broker if the broker (i) is a United States person, (ii) derives 50% or more of its gross income for certain periods from the conduct of trade or business in the United States, (iii) is a “controlled foreign corporation” as to the United States or (iv) is a foreign partnership that, at any time during its taxable year, is more than 50% (by income or capital interest) owned by United States persons or is engaged in the conduct of a U.S. trade or business, unless in any such case the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment by a U.S. office of a broker of the proceeds of a sale of common stock will be subject to both backup withholding and information reporting unless the holder certifies under penalties of perjury that it is not a United States person or otherwise establishes an exemption.

The preceding discussion of certain U.S. federal income and estate tax consequences is for general information only and does not constitute tax advice. Accordingly, you should consult your tax adviser as to the particular tax consequences to you of purchasing, holding and disposing of our common stock, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

UNDERWRITING

Under the terms and subject to the conditions of the underwriting agreement dated March   , 2007, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC is acting as representative, the following respective numbers of shares of common stock:

Number of
Underwriter	Shares

Credit Suisse Securities (USA) LLC
Jefferies & Company, Inc.
Cowen and Company, LLC
Lazard Capital Markets LLC
Barclays Capital Inc.

Total	11,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 1,650,000 additional shares from us at the public offering price on the cover page of this prospectus supplement less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $      per share. The underwriters and selling group members may allow a discount of $      per share on sales to other broker/dealers. After the initial public offering the representative may change the public offering price and concession and discount to broker/dealers.

The following table summarizes the compensation and estimated expenses we will pay:

	Per Share		Total
	Without	With	Without	With
	Over-allotment	Over-allotment	Over-allotment	Over-allotment

Underwriting Discounts and
Commissions paid by us	$	$	$	$
Expenses payable by us	$	$	$	$

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus supplement. The foregoing restrictions will not apply to issuances of shares of our common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of options, in each case outstanding on the date of this prospectus supplement, grants of employee stock options pursuant to the terms of a plan in effect on the date of this prospectus supplement; issuances of shares of our common stock pursuant to the exercise of such options and the filing of a registration statement in connection with the registration rights granted in connection with our issuance of the Series B Notes.

Our executive officers and directors have agreed that, subject to certain exceptions, they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus supplement. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such an extension.

We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

Our common stock trades on the American Stock Exchange, or AMEX, under the symbol “TWW.”

Some of the underwriters and their respective affiliates may have from time to time performed and may in the future perform various financial advisory, commercial banking and investment banking services for us in the ordinary course of business, for which they received, or will receive, customary fees. Affiliates of Credit Suisse Securities (USA) LLC, hold $4.0 million of our Series B Notes, and entered into a capital lease with us. In connection with these transactions, these affiliates also received 145,985 shares of our common stock. See our Current Report on Form 8-K, dated January 5, 2007 and the information contained in the accompanying prospectus. Additionally, affiliates of Credit Suisse Securities (USA) LLC have entered into other arrangements with us, as set forth in “Prospectus Supplement Summary — Recent Events.” Lazard Frères & Co. LLC referred this transaction to Lazard Capital Markets LLC and will receive a referral fee from Lazard Capital Markets LLC in connection therewith.

Although we do not presently intend to use the proceeds from this offering to repay certain of our indebtedness consisting of the Series B Notes and the Lease Financing Commitment to which affiliates of the underwriters are a party, in the event that more than 10% of the net proceeds of this offering (not including underwriting compensation) were intended to be paid to affiliates of the underwriters, which are members of the National Association of Securities Dealers, Inc., or the NASD, through the payment of the above-described or any other debt held by such affiliates or by any other means, this offering would need to comply with NASD Conduct Rule 2710(h). Pursuant to that rule, we believe the appointment of a qualified independent underwriter would not be necessary in connection with this offering, as we believe this offering is of a class of equity securities for which a “bona fide independent market,” as defined by the NASD, exists.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on AMEX or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

NOTICE TO INVESTORS

No Public Offering Outside the United States

No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the common stock, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to Terremark or the common stock in any jurisdiction where action for that purpose is required. Accordingly, the common stock may not be offered or sold, directly or indirectly, and neither this prospectus supplement, the accompanying prospectus nor any other offering material or advertisements in connection with the common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy in any jurisdiction where such offer or solicitation would be unlawful. Persons into whose possession this prospectus supplement and the accompanying prospectus come are advised to inform themselves about and to observe any restrictions relating to this offering, the distribution of this prospectus supplement and the accompanying prospectus and resale of the common stock.

European Economic Area

In relation to each Member State of the European Economic Area, or EEA, which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) our common stock may be offered to the public in that Relevant Member State at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive; provided that no such offer of common stock shall result in a requirement for the publication by Terremark or the underwriters of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of common stock in this offering located within a Relevant Member State will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

As used above, the expression “offered to the public” in relation to our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our common stock to be offered so as to enable an investor to decide to purchase any of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The EEA selling restriction is in addition to any other selling restrictions set out herein.

United Kingdom

The underwriters have only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the FSMA) received by it in connection with the issue or sale of the common stock in circumstances in which Section 21(1) of the FSMA does not apply to Terremark. Additionally, the underwriters have complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the common stock in, from or otherwise involving the United Kingdom.

This prospectus supplement is only being distributed to and is directed only at (a) persons outside the United Kingdom or (b) persons in the United Kingdom who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 as amended, or the Order or (ii) are persons falling within Article 49(2)(a) to (d) of the Order or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA), in connection with the issue or sale of any common stock may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

This prospectus supplement and its contents are confidential and may not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom.

Notice to Canadian Residents

Resale Restrictions

The distribution of shares of our common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the shares are made. Any resale of shares of our common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of shares of our common stock.

Representations of Purchasers

By purchasing shares of our common stock in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the shares without the benefit of a prospectus qualified under those securities laws;

•	where required by law, that the purchaser is purchasing as principal and not as agent;

•	the purchaser has reviewed the text above under Resale Restrictions; and

•	the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the shares to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information is available on request.

Rights of Action — Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus supplement during the period of distribution will have a statutory right of action for damages, or while still the owner of the common stock, for rescission against us in the event that this prospectus supplement or the accompanying prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for shares of our common stock. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the common stock. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which shares of our common stock were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of shares of our common stock as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of shares of our common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the shares in their particular circumstances and about the eligibility of the shares for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

The validity of the common stock offered pursuant to this prospectus supplement will be passed upon for us by Greenberg Traurig, P.A., Miami, Florida. The underwriters in this offering are being represented by Shearman & Sterling LLP, New York, New York.

EXPERTS

The consolidated financial statements of Terremark Worldwide, Inc. as of and for the year ended March 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2006 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of March 31, 2006, contains an explanatory paragraph which states that in August 2005, Terremark Worldwide, Inc. acquired Dedigate, N.V., and management excluded from its assessment of the effectiveness of Terremark Worldwide, Inc.’s internal control over financial reporting as of March 31, 2006, Dedigate, N.V.’s internal control over financial reporting associated with total assets of $11,232,360 and total revenues of $6,491,132 included in the consolidated financial statements of Terremark Worldwide, Inc. and subsidiaries as of and for the year ended March 31, 2006. Our audit report of internal control over financial reporting of Terremark Worldwide, Inc. also excluded evaluation of the internal control over financial reporting of Dedigate, N.V.

The financial statements of Terremark Worldwide, Inc. as of March 31, 2005, and for each of the years in the two-year period ended March 31, 2005, incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended March 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any documents that we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. Copies of documents filed by us with the SEC are also available at the offices of the American Stock Exchange, which is located at 87 Trinity Place, New York, New York 10006. In addition, our Internet website, http://www.terremark.com, contains all of the annual, quarterly and special reports, proxy statements and other information we file with the SEC. Information on our website is not incorporated into this prospectus supplement or the accompanying prospectus and is not a part of this prospectus supplement or the accompanying prospectus.

This prospectus supplement is part of a registration statement that we filed with the SEC. This prospectus and any subsequent prospectus supplements do not contain all of the information in the registration statement as permitted by the rules and regulations of the SEC. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s web site listed above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” some of the documents we file with it into the accompanying prospectus, which means:

•	we can disclose important information to you by referring you to those documents;

•	the information incorporated by reference is considered to be part of the accompanying prospectus; and

•	later information that we file with the SEC will automatically update and supersede the information in this prospectus supplement and prospectus and this incorporated information.

We incorporate by reference the documents listed below, which were filed with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2006, filed with the SEC on June 15, 2006;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2006, September 30, 2006 and December 31, 2006, and Form 10-Q/A filed with the SEC on August 10, 2006;

•	our Current Reports on Form 8-K, dated March 31, 2006, December 1, 2006, January 5, 2007 and February 15, 2007; and

•	our Definitive Proxy Statement on Schedule 14A for our 2006 Annual Stockholders Meeting.

All documents filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (not including any information furnished under Item 2.02 or 7.01 of Form 8-K, which information is not incorporated by reference herein), after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be part of this prospectus from the date they are filed. In addition, all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement shall be deemed to be incorporated by reference herein and to be part of this prospectus supplement and the accompanying prospectus from the date they are filed.

You should assume that the information appearing in this prospectus supplement is accurate as of the date of this prospectus supplement only. Our business, financial position and results of operations may have changed since that date.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement and prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information that has been incorporated by reference in this prospectus (excluding exhibits unless specifically incorporated by reference into those documents). Please direct requests to us at the following address:

Terremark Worldwide, Inc.
2601 S. Bayshore Drive
Miami, Florida 33133
Attn: Adam T. Smith, Corporate Secretary
(305) 856-3200

PROSPECTUS

Terremark Worldwide, Inc.

$100,000,000
Common Stock, Preferred Stock, Depositary Shares,
Debt Securities, Guarantees, Securities Warrants,
Stock Purchase Contracts and Stock Purchase Units

We are Terremark Worldwide, Inc., a corporation incorporated under the laws of the State of Delaware. This prospectus relates to the public offer and sale of common stock, preferred stock, debt securities, securities warrants, depositary shares, stock purchase contracts and stock purchase units which we and the subsidiary guarantors named below may offer from time to time in one or more series, with an aggregate public offering price of up to $100,000,000. We may offer and sell the securities separately, together or as units, in separate classes or series, in amounts, at prices and on terms to be determined at the time of sale and set forth in a supplement to this prospectus.

Each time we sell securities under this prospectus, we will provide the specific terms of the applicable securities in a supplement to this prospectus which will include, where applicable:

•	in the case of common stock, the number of shares of common stock and any initial offering price;

•	in the case of preferred stock, the number of shares of preferred stock, the specific title and stated value, any distribution, liquidation, redemption, conversion, voting and other rights, and any initial public offering price;

•	in the case of depositary shares, the fractional shares of our capital stock represented by each depositary share;

•	in the case of debt securities, the specific title, aggregate principal amount, currency of denomination and payment, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at our option or repayment at the option of the holder of the debt securities, terms for sinking fund payments, terms for conversion into common, preferred stock or other securities, any initial offering price and any guarantees for those debt securities;

•	in the case of securities warrants to purchase common or preferred stock or debt securities, the duration, offering price, exercise price, detachability and other material terms; and

•	in the case of stock purchase contracts and stock purchase units, the specific number of shares of our common stock or preferred stock (or a range of numbers of shares pursuant to a predetermined formula) to be purchased or sold under the terms of such contracts, the price per share or the specific formula to be referenced to determine such price and other applicable terms.

The supplement to this prospectus will also contain information, where appropriate, about the risk factors and U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the securities being offered pursuant to that supplement. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

We may offer the securities from time to time through public or private transactions, directly or through underwriters, agents or dealers and in the case of our common stock, on or off the American Stock Exchange, at prevailing market prices or at privately negotiated prices. If any underwriters, agents or dealers are involved in the sale of any of these securities, the applicable prospectus supplement will set forth the names of the underwriter, agent or dealer and any applicable fees, commissions or discounts. The supplements to this prospectus will designate the terms of our plan of distribution.

See “RISK FACTORS” on page 7 for information you should consider before buying these securities.

Our common stock is listed on the American Stock Exchange under the symbol “TWW.”

Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is March 12, 2007.

Prospective investors may rely only on the information contained in this prospectus. We have not authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the United States Securities and Exchange Commission, or the SEC. By using a shelf registration statement, we may sell any combination of the securities described in this prospectus from time to time in one or more offerings. We may use this prospectus to offer and sell up to a total of $100,000,000 of our securities. This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities offered. The supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and any supplement, together with the additional information described under the heading “Incorporation of Certain Documents by Reference” found on page 37.

You should rely only on the information contained or incorporated by reference in this prospectus and the supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and incorporated herein by reference, is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

We will not use this prospectus to offer and sell securities unless it is accompanied by a supplement that more fully describes the securities being offered and the terms of the offering.

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995, or the Reform Act, provides a safe harbor for forward-looking statements made by us or on our behalf. We and our representatives may, from time to time, make written or verbal forward-looking statements, including statements contained in our filings with the Securities and Exchange Commission and in our reports to stockholders. Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions identify statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and that are intended to come within the safe harbor protection provided by those sections. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to sales growth, earnings or earnings per share growth, and market share, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements within the meaning of the Reform Act.

The forward-looking statements are and will be based upon our management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. We assume no obligation to update or revise any forward-looking information or the discussion of such risks and uncertainties to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, whether as a result of new information, future events, or otherwise.

By their nature, all forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several important factors including, without limitation, a history of losses, competitive factors, uncertainties inherent in government contracting, concentration of business with a small number of clients, the ability to service debt, substantial leverage, material weaknesses in our internal controls and our disclosure controls, energy costs, the interest rate environment, one-time events and other factors more fully described in “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Statements” and “Item 1A — Risk Factors” in our annual report on Form 10-K for our fiscal year ended March 31, 2006 and under “Item 1A — Risk Factors” in our quarterly report on Form 10-Q for our fiscal quarters ended June 30, 2006, September 30, 2006 and December 31, 2006.

The foregoing list is not exhaustive. There can be no assurance that we have correctly identified and appropriately assessed all factors affecting our business or that the publicly available and other information with respect to these matters is complete and correct. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may adversely impact us. Should any risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations. For these reasons, you are cautioned not to place undue reliance on our forward-looking statements.

Our Company

This summary highlights selected information and does not contain all the information that is important to you. You should carefully read this prospectus, any applicable prospectus supplement and the documents we have referred you to in “Incorporation of Certain Documents by Reference” on page 37 of this prospectus for information about us and our financial statements.

Except where the context otherwise requires, the terms “we,” “us,” “our” or “Terremark” refer to the business of Terremark Worldwide, Inc. and its consolidated subsidiaries.

Our Business

We operate Internet exchange points from which we provide colocation, interconnection and managed services to government and commercial sector customers. We deliver our portfolio of services from seven locations in the U.S., Europe and Latin America. Our flagship facility, the NAP of the Americas, located in Miami, Florida, is the model for our carrier-neutral Internet exchanges and is designed and built to disaster-resistant standards with maximum security to house mission-critical infrastructure. Our secure presence in Miami, a key gateway to North American, Latin American and European telecommunications networks, has enabled us to establish customer relationships with several U.S. federal government agencies, including the Department of State and the Department of Defense. We have been awarded sole-source contracts, for which only one source of the required services is believed to be available, with the U.S. federal government, which we believe will allow us to both further penetrate the government sector and continue to attract federal information technology providers. As a result of our fixed cost operating model, we believe that incremental customers and revenues will result in improved operating margins and increased profitability.

We generate revenue by providing high quality Internet infrastructure on a platform designed to reduce network connectivity costs. We provide our customers with the following:

•	space to house equipment and network facilities in immediate proximity to Internet and communications networks;

•	the platform to exchange telecommunications and Internet traffic and access to network-based services; and

•	related professional and managed services such as our network operations center, data storage, dedicated hosting and remote monitoring.

We differentiate ourselves from our competitors through the security and strategic location of our facilities and our carrier-neutral model, which provides access to a critical mass of Internet and telecommunications connectivity.

The immediate proximity of our facilities to major fiber routes with access to North America, Latin America and Europe has attracted numerous telecommunications carriers, such as AT&T, Global Crossing, Latin America Nautilus (a business unit of Telecom Italia), Level 3 Communications, Sprint Communications and T-Systems (a business unit of Deutsche Telecom), to colocate their equipment with us in order to better service their customers. This network density, which allows our customers to reduce their connectivity costs, combined with the security of our facilities, has attracted government sector customers, including Blackbird Technologies, the City of Coral Gables, Florida, Miami-Dade County, Florida, SRA International and the United States Southern Command. Additionally, we have had success in attracting content providers and enterprises such as Citrix, CBS Digital Media, Google, IDT, Internap, Miniclip, NTT/Verio, VeriSign, Bacardi USA, Corporación Andina de Fomento, Florida International University, Intrado, Jackson Memorial Hospital of Miami and Steiner Leisure.

Our principal executive offices are located at 2601 South Bayshore Drive, Miami, Florida 33133. Our telephone number is (305) 856-3200.

Our Strategy

Key components of our strategy include the following:

Deepen our relationships with existing customers.  As of December 31, 2006, we had approximately 600 customers worldwide, including key contracts with agencies of the U.S. federal government and major enterprises. Due to the difficulties inherent in obtaining the qualifications and certifications required to conduct business with the U.S. federal government, we believe there are significant barriers to entry for competition which, coupled with our proven ability to secure government business through publicly awarded and sole-sourced contracts, increases the likelihood that we will be awarded additional contracts in the future. We also seek to enhance our relationships with our existing enterprise customers by licensing additional colocation space and providing interconnections and related professional and managed services both directly and indirectly through partnerships and joint-ventures.

Penetrate new sectors.  Since 2000, we have built a strong customer base in the government, telecommunications carrier and information technology service provider sectors. In order to continue growing our revenues, we are targeting additional customer sectors, such as financial services, healthcare, technology and media and communications to which we can provide colocation, connectivity and exchange services as well as professional and managed services. We believe that our opportunity to penetrate these sectors is particularly strong due to specified information technology related requirements of new laws such as the Health Insurance Portability and Accountability Act, the USA Patriot Act and the Sarbanes-Oxley Act of 2002.

Maintain and establish a presence in strategic locations.  In addition to our NAP of the Americas facility in Miami, Florida, we operate regional internet exchanges in Madrid, Spain; Santa Clara, California; Herndon, Virginia and Sao Paulo, Brazil. In comparison to our facility in Miami, which represents 88% of our global footprint, our regional locations are smaller in size. These regional internet exchanges are centrally managed from our Miami facility and require less capital to establish and manage than our primary facility. Our regional NAPs enable us to offer enhanced services to existing customers by making colocation space, exchange point services and managed services available in more immediate proximity to their locations around the world. In response to the needs of our customers, we may establish and maintain Internet-exchange points in additional locations deemed to be strategic. For example, on February 15, 2007, we acquired 30 acres of real property in Culpeper County, Virginia on which we intend to build a new state-of-the-art data center campus fulfilling our objective to expand into the Washington D.C. area. We also have targeted expansion in Santa Clara, California and we are currently performing due diligence procedures to acquire a property in the area. See “Recent Events.”

Recent Events

On January 5, 2007, we secured financing of $27.25 million from Credit Suisse, International and its affiliates to partially fund our previously announced expansion plans. This financing is described below, and was obtained in anticipation of securing two properties, one in the Washington D.C. area and one in Silicon Valley. In addition, we anticipated using a portion of the proceeds to build-out the remaining 10,000 square feet at our current Silicon Valley facility.

To obtain this financing on January 5, 2007, we entered into a Purchase Agreement with Credit Suisse, Cayman Islands Branch and Credit Suisse, International for the sale of (i) $10.0 million aggregate principal amount of our Senior Subordinated Secured Notes due June 30, 2009, or the Series A Notes, to Credit Suisse, Cayman Islands Branch, and (ii) $4.0 million in aggregate principal amount of our 0.5% Senior Subordinated

Convertible Notes due June 30, 2009, or the Series B Notes, to Credit Suisse, International. On February 20, 2007, Credit Suisse, International sold all $10.0 million of the Series A Notes to Goldman, Sachs & Co. The Series B Notes were issued pursuant to an Indenture between us and The Bank of New York Trust Company, N.A., as trustee. We are subject to certain covenants and restrictions specified in the Purchase Agreement, including covenants that restrict our ability to pay dividends, make certain distributions or investments and incur certain indebtedness.

The Series A Notes bear interest at the Eurodollar Rate, as calculated under terms of the Series A Note, plus 8.00% (increasing on January 1, 2009 to the Eurodollar Rate plus 9.00% through the maturity date). All interest under the Series A Notes is “payable in kind” and will be added to the principal amount of the Series A Notes quarterly beginning March 30, 2007. The Series A Notes are secured by substantially all of our assets, other than the NAP of the Americas building, pursuant to the terms of a Security Agreement dated January 5, 2007. Our obligations under the Series A Notes are guaranteed by substantially all of our subsidiaries.

The Series B Notes bear interest at 0.5% per annum for the first 24 months increasing thereafter to 1.50% until maturity. All interest under the Series B Notes is “payable in kind” and will be added to the principal amount of the Series B Notes semi-annually beginning July 1, 2007. The Series B Notes are convertible into shares of our common stock, $0.001 par value per share, at the option of the holders, at $8.14 per share, subject to certain adjustments set forth in the Indenture, including customary anti-dilution provisions.

The Series A and B Notes have a change in control provision that provides to the holders the right to require us to repurchase their notes in cash at a repurchase price equal to 100% of the principal amount, plus accrued and unpaid interest.

In addition, we may, at our option, redeem the Series A Notes, in whole or in part at any time prior to the stated maturity, for the then outstanding balance of such notes. We may redeem, at our option, all of the Series B Notes on any interest payment date after June 5, 2007 at a redemption price equal to (i) certain amounts set forth in the Indenture ranging from 108.8% to 113.0% of the principal amount outstanding depending on the date of redemption, plus (ii) the amount (if any) by which the fair market value on such date of the common stock into which the Series B Notes are then convertible exceeds the principal amount of the Series B Notes on such date, plus (iii) accrued, but unpaid interest if redeemed during certain monthly periods following the closing date.

We paid an arrangement fee to Credit Suisse, International as consideration for its services in connection with the Series B Notes, in the amount of 145,985 shares of Common Stock, or the Fee Shares, which shares had a value of approximately $1.0 million based on the then quoted market price of our common stock. We also granted Credit Suisse, International certain registration rights pursuant to a Registration Rights Agreement dated January 5, 2007 in connection with the common stock underlying the Series B Notes and the Fee Shares, including the right to have such shares of common stock registered with the Securities and Exchange Commission. In the event we fail to cause a registration statement covering these shares to be declared effective by July 4, 2007, or if the registration statement ceases to be effective at any time thereafter (subject to customary grace periods equal to 90 days in any 12 month period), we may incur liquidated damages in an amount equal to 0.5% of the total $4.0 million proceeds received for each 30 days such effectiveness failure remains (pro rated for periods that are less than 30 days in duration).

Also, on January 5, 2007, we entered into a capital lease facility commitment letter, or the Lease Financing Commitment, with Credit Suisse for lease financing in the amount of up to $13.25 million for certain specified properties. In connection with the Lease Financing Commitment, we commenced accruing a commitment fee of 550 basis points based on the available but unused portion under the Lease Financing Commitment beginning on January 1, 2007.

On February 15, 2007, we completed part of this lease financing by causing a single-purpose entity formed and wholly-owned by us to enter into a Participation Agreement with a single-purpose entity designated and structured by Credit Suisse under the terms of which Credit Suisse’s entity acquired for approximately $4.4 million 30 acres of real property in Culpeper County, Virginia and leased this property to our entity under the terms of a triple net lease under which we agreed to bear all rights, obligations, and expenses related to the property. This lease expires on June 30, 2009. The lessee is required under the lease to pay rent to the lessor in an amount equal to the purchase price of the property multiplied by three-month LIBOR plus 550 basis points per annum, which rate increases by an additional 100 basis points on January 1, 2009. In lieu of cash payments, at the lessee’s option, it may satisfy these rent obligations each quarter on a “payment in kind” basis by adding the rent accrued for such quarter to the original purchase price of the property with corresponding increases in future rent payment obligations. We have guaranteed all of the lessee’s payment and performance obligations under the lease.

Upon expiration (or early termination for any reason) of the term of the lease, the lessee is required to purchase the property from the lessor or reimburse it to the extent the lessor sells the property to a third party for less than the original purchase price plus accrued and added interest. The lessee may also elect to purchase the property at any time during the term of the lease. If the lessee elects to exercise this early buy-out option, we would be required to offer to repurchase the Series A Notes at an offer price in cash equal to 100% of the principal amount of thereof plus accrued and unpaid interest. We anticipate that this lease financing structure will allow us to build a new state-of-the-art data center campus fulfilling our objective to expand into the Washington D.C. area.

In connection with and consideration for the consent of the holders of our existing Senior Convertible Notes due 2009 to our issuance of the Series A Notes, Series B Notes and the lease financing, on January 5, 2007, we entered into an Amendment, Consent and Waiver that provides for certain amendments, consents and waivers to the terms of the Purchase Agreement, dated December 31, 2004 which concerns, among other things, the terms relating to the Senior Convertible Notes. This amendment provides for: (i) a reduction in the call premium from 7.5% to 5.0% immediately instead of on June 30, 2007 and (ii) an immediate 1.0% increase in the accrued interest rate followed by an additional 0.25% quarterly interest rate increase for each quarter during the four quarters beginning July 1, 2007; provided however, that in the event the Senior Convertible Notes are redeemed prior to the first anniversary of this amendment, a minimum of $300,000 in additional interest will be required to be paid on the Senior Convertible Notes in connection with any such early redemption.

We are currently evaluating all of the financial instruments discussed above to determine the appropriate accounting treatment.

RATIO OF EARNINGS TO FIXED CHARGES
AND PREFERENCE DIVIDENDS

The following table sets forth our historical ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

						Nine Months
						Ended
	Year Ended March 31,					December 31,
	2006	2005	2004	2003	2002	2006

Ratio of earnings to fixed charges	—	—	—	—	—	—
Ratio of earnings to combined fixed charges and preferred stock dividends	—	—	—	—	—	—

Deficiency of earnings available to cover fixed charges	$(37,149,174)	$(9,859,352)	$(22,490,577)	$(41,227,305)	$(58,263,859)	$(10,555,400)

Deficiency of earnings available to cover fixed charges and preference dividends	$(37,906,051)	$(10,804,590)	$(23,678,809)	$(41,417,293)	$(58,450,600)	$(11,055,395)

The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends have been computed on a consolidated basis. Earnings consists of losses from continuing operations before income taxes, fixed charges, amortization of capitalized interest, and minority interest minus interest capitalized. Preferred stock dividends consists of income from continuing operations before income taxes that is required to pay dividends on outstanding preference securities. Fixed charges consists of the sum of interest expensed and capitalized, amortized premiums, discounts and capitalized expenses relating to indebtedness and an estimate of the interest within rental expense.

RISK FACTORS

You should carefully consider the “Risk Factors” contained in our most recent annual report on Form 10-K, as updated or supplemented by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K to the extent filed, each of which are incorporated herein by reference and in the supplement to this prospectus before buying any offered securities, as the same may be updated from time to time by our future filings under the Exchange Act.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, we expect to use the net proceeds of the sale of these securities for general corporate purposes, which may include repayment of existing indebtedness, working capital, capital expenditures, acquisitions, joint ventures and stock repurchase programs. As of the date of this prospectus, we have not identified as probable any specific material proposed uses of these proceeds. If, as of the date of any prospectus supplement, we have identified any such uses, we will describe them in the prospectus supplement. The amount of securities offered from time to time pursuant to this prospectus and any prospectus supplement, and the precise amounts and timing of the application of net proceeds from the sale of those securities, will depend upon our funding requirements. If we elect at the time of an issuance of securities to make different or more specific use of proceeds than described in this prospectus, such use will be described in the prospectus supplement relating to those securities.

THE SECURITIES WE MAY OFFER

We may sell from time to time, in one or more offerings, common stock, debt securities, preferred stock, warrants to purchase common stock, debt securities or preferred stock, depositary shares, stock purchase contracts and/or stock purchase units, all in a dollar amount that does not exceed, in the aggregate, $100,000,000. This prospectus contains only a summary of the securities we may offer. The specific terms of any securities actually offered for sale, together with the terms of that offering, the initial price and the net proceeds to us from the sale of these securities, will be set forth in an accompanying prospectus supplement. That prospectus supplement also will contain information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed. This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF COMMON STOCK

This section describes the general terms of our common stock. A prospectus supplement may provide information that is different from this prospectus. If the information in the prospectus supplement with respect to our common stock being offered differs from this prospectus, you should rely on the information in the prospectus supplement. A copy of our amended and restated certificate of incorporation has been incorporated by reference from our filings with the SEC as an exhibit to the registration statement. Our common stock and the rights of the holders of our common stock are subject to the applicable provisions of the Delaware General Corporation Law, which we refer to as “Delaware law,” our amended and restated certificate of incorporation, our bylaws, the rights of the holders of our preferred stock, if any, as well as some of the terms of our senior indebtedness and senior subordinated indebtedness, if any.

As of February 28, 2007 under our amended and restated certificate of incorporation, we had the authority to issue 100,000,000 shares of common stock, par value $0.001 per share, of which 44,810,757 shares of our common stock were outstanding. Approximately 14,595,189 shares of our common stock have been reserved for issuance pursuant to our senior subordinated convertible notes, other notes, options and warrants to purchase our common stock.

The following description of our common stock, and any description of our common stock in a prospectus supplement may not be complete and is subject to, and qualified in its entirety by reference to, the Delaware

General Corporation Law and the actual terms and provisions contained in our amended and restated certificate of incorporation and bylaws, each as amended from time to time.

Preemptive Rights

The holders of our common stock do not have preemptive rights to purchase or subscribe for any stock or other securities of ours.

Voting Rights

Each outstanding share of our common stock is entitled to one vote per share of record on all matters to be voted upon by stockholders and to vote together as a single class for the election of directors and in respect of other corporate matters. At a meeting of stockholders at which a quorum is present, for all matters other than the election of directors, a majority of the votes cast decides all questions, unless the matter is one upon which a different vote is required by express provision of law or our amended and restated certificate of incorporation or bylaws. Directors will be elected by a plurality of the votes of the shares present at a meeting. There is no cumulative voting with respect to the election of directors or any other matter.

Dividends

Holders of our common stock are entitled to receive dividends or other distributions when and if declared by our board of directors. The right of our board of directors to declare dividends, however, is subject to any rights of the holders of other classes of our capital stock and the availability of sufficient funds under Delaware law to pay dividends. In accordance with the $49.0 million first mortgage loan from Citigroup Global Markets Realty Corp., and the terms of the Senior Convertible Notes with Falcon Mezzanine Partners, LP and its co-investment partners, Stichting Pensioenfonds Voor De Gezondheid, Geestelijke En Maatschappelijke Belangen and Stichting Pensioenfonds ABP, two funds affiliated with AlpInvest Partners, or collectively the Falcon investors, we may not pay cash or stock dividends without the written consent of Citigroup or the Falcon investors. In addition, in accordance with the terms of the purchase agreement under which we sold the senior subordinated secured notes and the senior subordinated convertible notes to Credit Suisse, Cayman Islands Branch and Credit Suisse, International, our ability to pay dividends is similarly restricted. The terms of our Series I Convertible Preferred Stock provide that, in the event we pay any dividends on our common stock, an additional dividend must be paid with respect to all of our outstanding Series I Convertible Preferred Stock in an amount equal to the aggregate amount of dividends that would be owed for all shares of commons stock into which the shares of Series I Convertible Preferred Stock could be converted at such time.

Liquidation Rights

In the event of the liquidation of our Company, subject to the rights, if any, of the holders of other classes of our capital stock, the holders of our common stock are entitled to receive any of our assets available for distribution to our stockholders ratably in proportion to the number of shares held by them.

Warrants, Nonvested Stock and Options

From time to time, we have issued and expect to continue to issue warrants, nonvested stock and options to various lenders, investors, advisors, consultants, employees and officers of the Company. As of February 28, 2007, including the warrant issuances described below, a total of 6,067,956 shares of our common stock were issuable upon conversion or exercise, as the case may be, of outstanding warrants, non-vested stock and options. Our significant warrant issuances are described below.

In connection with the private placement of Series I Convertible Preferred Stock described below, we issued warrants to the purchasers of the Series I Convertible Preferred Stock, which warrants entitled these holders to purchase, in the aggregate, 280,000 shares of our common shares at an exercise price equal to $9.00 per share.

In connection with the private placement of $86.25 million in aggregate principal amount of our Senior Convertible Notes to qualified institutional buyers as described below under “Senior Convertible Notes and Senior Subordinated Convertible Notes”, we issued to the placement agent facilitating such private placement warrants to purchase 181,579 shares of the Company’s common stock at $9.50 per share.

In connection with the financing of our purchase of the equity interests of Technology Center of the Americas, LLC on December 31, 2004, we issued 306,044 shares to Falcon Investment Advisors, LLC and its co-investment partner AlpInvest Partners, or the Falcon investors, and issued warrants to purchase an aggregate of 2,000,000 shares of common stock to Citigroup Global Markets Realty Corp., or Citigroup, and the Falcon investors. The shares issued to the Falcon investors as well as the shares underlying the warrants issued to Citigroup and the Falcon investors were registered. In addition, the warrants issued to Citigroup and the Falcon investors were registered to permit public secondary trading of the warrants.

The Citigroup warrants and the Falcon warrants, when exercised, will entitle the holder to receive 500,000 and 1,500,000, respectively, fully paid and nonassessable shares of our common stock. The Citigroup warrants are divided into four equal tranches and are exercisable at $6.80, $7.40, $8.10 and $8.70 per share, respectively, and the Falcon warrants are also divided into four equal tranches and are exercisable at $6.90, $7.50, $8.20 and $8.80, respectively. The exercise price and the number of shares issuable upon exercise of these warrants are both subject to adjustment in specified cases referred to below. The holders of the Citigroup warrants and the Falcon warrants would be entitled to purchase shares of our common stock representing approximately 1.1% and 3.2%, respectively, of our outstanding common stock on December 31, 2006. The warrants are currently exercisable. Unless exercised, the Citigroup warrants will automatically expire at 5:00 p.m. Eastern time on December 31, 2011; and, unless exercised, the Falcon warrants will automatically expire at 5:00 p.m. Eastern time on December 30, 2011.

Senior Convertible Notes and Senior Subordinated Convertible Notes

On June 14, 2004, we privately placed $86.25 million in aggregate principal amount of the Senior Convertible Notes to qualified institutional buyers. The Senior Convertible Notes bear interest at a rate of 9% per annum, payable semiannually, on each December 15 and June 15, and are convertible at the option of the holders, into shares of the Company’s common stock at a conversion price of $12.50 per share. As of February 28, 2007, the Senior Convertible Notes were convertible into 6,900,000 shares of our common stock.

The Senior Convertible Notes contain an early conversion incentive for holders to convert their notes into shares of common stock before June 15, 2007. If exercised, the holders will receive the number of common shares to which they are entitled and an early conversion incentive payment in cash or common stock, at the Company’s option, equal to one-half the aggregate amount of interest payable through June 15, 2007.

On January 5, 2007, we entered into a Purchase Agreement with, among other purchasers, Credit Suisse, International for the sale of, among other securities, $4 million in aggregate principal amount of our 0.5% Senior Subordinated Convertible Notes due June 30, 2009, or the Series B Notes. The Series B Notes were issued pursuant to an Indenture between us and The Bank of New York Trust Company, N.A., as trustee. We are subject to certain covenants and restrictions specified in the Purchase Agreement, including covenants that restrict our ability to pay dividends, make certain distributions or investments and incur certain indebtedness.

The Series B Notes bear interest at 0.5% per annum for the first 24 months increasing thereafter to 1.50% until maturity. All interest under the Series B Notes is “payable in kind” and will be added to the principal amount of the Series B Notes semi-annually beginning July 1, 2007. The Series B Notes are convertible into shares of our common stock, $0.001 par value per share at the option of the holders, at $8.14 per share subject to certain adjustments set forth in the Indenture, including customary anti-dilution provisions. As of February 28, 2007, the Senior Convertible Notes were convertible into 491,401 shares of our common stock.

Series I Convertible Preferred Stock

Between January and March 2004, we issued 400 shares of Series I Convertible Preferred Stock for net proceeds of $10,000,000. The Series I Convertible Preferred Stock is convertible into shares of our common stock at $7.50 per share, or 3,333 shares of our common stock. As of February 28, 2007, 323 shares of the Series I Convertible Preferred Stock were issued and outstanding, which shares were convertible into 1,135,233 shares of our common stock. In January 2007, the Series I Convertible Preferred Stock dividend rate increased from 8% to 10% and will accrue dividends at this 10% rate until January 2009 when it increases to 12%. Dividends are payable, at our discretion, in shares of our common stock or cash. We have the right to redeem the Series I Convertible Preferred Stock at $25,000 per share plus accrued dividends at any time.

Anti-Takeover Effects of Provisions of the Charter and Bylaws and of Delaware Law

Our amended and restated certificate of incorporation and bylaws contain provisions that could discourage, delay or prevent a tender offer or takeover attempt at a price which many stockholders may find attractive. The existence of these provisions which are described below could limit the price that investors might otherwise pay in the future for shares of our common stock.

Certificate of Incorporation and Bylaws

Blank Check Preferred Stock.  Our board of directors, without stockholder approval, has the authority under our amended and restated certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could impair the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult.

Election of Directors.  Our amended and restated certificate of incorporation provides that a majority of directors then in office may fill any vacancy occurring on the board of directors, even though less than a quorum may then be in office. These provisions may discourage a third party from voting to remove incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by that removal with its own nominees.

Stockholder Action.  Our amended and restated certificate of incorporation provides that stockholders may only act at meetings of stockholders and not by written consent in lieu of a stockholders’ meeting, unless the action that requires stockholder approval is approved by a majority of our continuing directors.

Stockholder Meetings.  Our bylaws provide that stockholders may not call a special meeting of the stockholders. Rather, only our board of directors, acting pursuant to a resolution of a majority of the directors then in office, will be able to call special meetings of stockholders. Our bylaws also provide that stockholders may only conduct business at special meetings of stockholders that was specified in the notice of the meeting. These provisions may discourage another person or entity from making a tender offer, even if it acquired a majority of our outstanding voting stock, because the person or entity could only take action at a duly called stockholders’ meeting relating to the business specified in the notice of meeting and not by written consent.

Requirements for Advance Notification of Stockholder Nominations and Proposals.  Our bylaws provide that a stockholder seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice of this intention in writing. To be timely, a stockholder must deliver or mail the notice and we must receive the notice at our principal executive offices not less than 5 days prior to the date our directors determine for proposals to be received. The bylaws also include a similar requirement for making director nominations and specify requirements as to the form and content of the stockholder’s notice. These provisions could delay stockholder actions that are favored by the holders of a majority of our outstanding stock until the next stockholders’ meeting.

Super-Majority Voting.  Delaware law generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation, unless a corporation’s certificate of incorporation requires a greater percentage. We have provisions in our amended and restated certificate of incorporation which require a vote of at least 66 2/3% of the stockholders entitled to vote in the election of directors to amend, alter, change or repeal certain provisions of our amended and restated certificate of incorporation.

Delaware Anti-Takeover Statute

We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Under Section 203, some business combinations between a Delaware corporation whose stock generally is publicly-traded or held of record by more than 2,000 stockholders and an interested stockholder are prohibited for a three-year period following the date that the stockholder became an interested stockholder, unless:

•	the corporation has elected in its restated certificate of incorporation not to be governed by Section 203;

•	the board of directors of the corporation approved the transaction which resulted in the stockholder becoming an interested stockholder before the stockholder became an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction, excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender stock held by the plan in a tender or exchange offer; or

•	the board of directors approves the business combination and holders of two-thirds of the voting stock which the interested stockholder did not own authorize the business combination at a meeting.

We have not made an election in our amended and restated certificate of incorporation to opt out of Section 203. In addition to the above exceptions to Section 203, the three-year prohibition does not apply to some business combinations proposed by an interested stockholder following the announcement or notification of an extraordinary transaction involving the corporation and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors. For the purposes of Section 203, a business combination generally includes mergers or consolidations, transactions involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder’s percentage ownership of stock. Also, an interested stockholder generally includes a stockholder who becomes beneficial owner of 15% or more of a Delaware corporation’s voting stock, together with the affiliates or associates of that stockholder.

Limitation of Liability and Indemnification

Our amended and restated certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	any breach of their duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

This provision has no effect on any non-monetary remedies that may be available to us or our stockholders, nor does it relieve us or our officers or directors from compliance with federal or state securities laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or persons controlling us under the provisions that we describe above or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Our bylaws also permit us to purchase and maintain insurance on behalf of any officer or director for any liability arising out of his or her actions in that capacity, regardless of whether our bylaws would otherwise permit indemnification for that liability. We have obtained liability insurance for our officers and directors in the amount of $25 million. At the present time, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for indemnification.

Listing

We list our common stock on the American Stock Exchange under the symbol “TWW.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, NY 11219.

DESCRIPTION OF DEBT SECURITIES

General

We may issue debt securities under an indenture between us and a U.S. banking institution, as the indenture trustee. Each indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended, and we may supplement the indenture from time to time after we execute them.

This prospectus summarizes what we believe to be the material provisions of the indenture and the debt securities that we may issue under the indenture. This summary is not complete and may not describe all of the provisions of the indenture or of any of the debt securities that might be important to you. For additional information, you should carefully read the forms of indenture that are incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

When we offer to sell a particular series of debt securities, we will describe the specific terms of those debt securities in a supplement to this prospectus. We will also indicate in the supplement whether the general terms in this prospectus apply to a particular series of debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, you should carefully read both this prospectus and the applicable supplement.

In the summary below, we have included references to the section numbers of the indenture so that you can easily locate the related provisions in the indenture for additional detail. You should also refer to the applicable indenture for the definitions of any capitalized terms that we use below but do not describe in this prospectus. When we refer to particular sections of the indenture or to defined terms in the indenture, we intend to incorporate by reference those sections and defined terms into this prospectus.

Terms

The debt securities will be our direct obligations. The amount of debt securities we offer under this prospectus will be limited to the amount described on the cover of this prospectus. We may issue the debt securities, from time to time and in one or more series, as our board of directors may establish by resolution, or as we may establish in one or more supplemental indentures. We may issue debt securities with terms different from those of debt securities that we have previously issued (Section 301).

The indenture provides that there may be more than one trustee under the indenture, each with respect to one or more series of debt securities. Any trustee under the indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to that series (Section 608). If two or more persons act as trustee with respect to different series of debt securities, each trustee shall be a trustee of a trust under that indenture separate and apart from the trust administered by any other trustee (Sections 101 and 609). Except as otherwise indicated in this prospectus, each trustee may take any action described in this prospectus only with respect to the one or more series of debt securities for which it is trustee under the indenture.

You should refer to the applicable supplement to this prospectus relating to a particular series of debt securities for the specific terms of the debt securities, including, but not limited to:

•	the title of the debt securities, whether the debt securities will be guaranteed and the identity of the guarantor or guarantors, if any;

•	the total principal amount of the debt securities and any limit on the total principal amount;

•	the price, expressed as a percentage of the principal amount of the debt securities, at which we will issue the debt securities and any portion of the principal amount payable upon acceleration of the debt securities;

•	the terms, if any, by which holders of the debt securities may convert or exchange the debt securities for our common stock, our preferred stock, or any of our other securities or property;

•	if the debt securities are convertible or exchangeable, any limitations on the ownership or transferability of the securities or property into which holders may convert or exchange the debt securities;

•	the date or dates, or the method for determining the date or dates, on which we will be obligated to pay the principal of the debt securities and the amount of principal we will be obligated to pay;

•	the rate or rates, which may be fixed or variable, at which the debt securities of the series will bear interest, if any, or the method by which the rate or rates will be determined;

•	whether the debt securities rank as senior, senior subordinated or subordinated or any combination thereof and the terms of any subordination;

•	the date or dates, or the method for determining the date or dates, from which any interest will accrue on the debt securities, the dates on which we will be obligated to pay any interest, the regular record dates, if any, for the interest payments, or the method by which the dates will be determined, the persons to whom we will be obligated to pay interest, and the basis upon which interest will be calculated, if other than that of a 360-day year consisting of twelve 30-day months;

•	the place or places where the principal of, and any premium, make-whole amount, interest or additional amounts on, the debt securities will be payable, where the holders of the debt securities may surrender their debt securities for conversion, transfer or exchange, and where the holders may serve notices or demands to us in respect of the debt securities and the indenture (Section 101);

•	whether the debt securities will be in registered or bearer form, and the terms and conditions relating to the form, and, if in registered form, the denominations in which we will issue the debt securities if other than $1,000 or a multiple of $1,000 and, if in bearer form, the denominations in which we will issue the debt securities if other than $5,000;

•	the identity of the trustee of the debt securities of the series and, if other than the trustee, the identity of each security registrar and/or paying agent for debt securities of the series;

•	the period or periods during which, the price or prices, including any premium at which, the currency or currencies in which, and the other terms and conditions upon which, we may redeem the debt securities, at our option, if we have an option;

•	any obligation that we have to redeem, repay or purchase debt securities under any sinking fund or similar provision or at the option of a holder of debt securities, and the terms and conditions upon which we will redeem, repay or purchase all or a portion of the debt securities under that obligation;

•	the currency or currencies in which we will sell the debt securities and in which the debt securities will be denominated and payable;

•	whether the amount of payment of principal of, and any premium, make-whole amount or interest on, the debt securities of the series may be determined with reference to an index, formula or other method and the manner in which the amounts will be determined;

•	whether the principal of, and any premium, make-whole amount, additional amounts or interest on, the debt securities of the series are to be payable, at our election or at the election of a holder of the debt securities, in a currency or currencies other than that in which the debt securities are denominated or stated to be payable, the period or periods during which, and the terms and conditions upon which, this election may be made, and the time and manner of, and identity of the exchange rate agent responsible for, determining the exchange rate between the currency or currencies in which the debt securities are denominated or stated to be payable and the currency or currencies in which the debt securities will be payable;

•	any provisions granting special rights to the holders of the debt securities of the series at the occurrence of named events;

•	any additions to, modifications of or deletions from the terms of the debt securities with respect to the events of default or covenants contained in the indenture;

•	whether the debt securities of the series will be issued in certificated or book-entry form and the related terms and conditions, including whether any debt securities will be issued in temporary and/or permanent global form, and if so, whether the owners of interests in any permanent global debt security may exchange those interests for debt securities of that series and of like tenor of any authorized form and denomination and the circumstances under which any exchanges may occur, if other than in the manner provided in the indenture (Section 305), and, if debt securities of or within the series are to be issuable as a global debt security, the identity of the depositary for such series;

•	the date as of which any bearer securities, and/or temporary global debt security representing outstanding securities of or within the series will be dated if other than the date of original issuance of the first debt security of the series to be issued (Section 101);

•	if the debt securities will be issued in definitive form only upon our receipt, or the trustee’s receipt, of certificates or other documents, or upon the satisfaction of conditions, a description of those certificates, documents or conditions;

•	if the debt securities will be issued upon the exercise of debt warrants, the time, manner and place for the debt securities to be authenticated and delivered;

•	the applicability, if any, of the defeasance and covenant defeasance provisions of the indenture, as described below under “— Discharge, Defeasance and Covenant Defeasance”;

•	any applicable United States federal income tax consequences, including whether and under what circumstances we will pay any additional amounts, as contemplated in the indenture on the debt securities, to any holder who is not a United States person in respect of any tax, assessment or governmental charge withheld or deducted and, if we will pay additional amounts, whether, and on what terms, we will have the option to redeem the debt securities in lieu of paying the additional amounts;

•	the provisions, if any, relating to any security provided for the debt securities of the series;

•	any other covenant or warranty included for the benefit of the debt securities of the series;

•	any proposed listing of the debt securities on any securities exchange or market; and

•	any other terms of the debt securities or of any guarantees issued in connection with the debt securities not inconsistent with the provisions of the indenture (Section 301).

The debt securities may provide for less than their entire principal amount to be payable if we accelerate their maturity as a result of the occurrence and continuation of an event of default (Section 502). If this is the case, the debt securities would have what is referred to as “original issue discount.” Any special United States federal income tax, accounting and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

We may issue debt securities from time to time, with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currencies or currency exchange rates, commodity prices, equity indices or other factors. Holders of debt securities with these features may receive a principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on the applicable dates, depending upon the value on those dates of the applicable currencies or currency exchange rates, commodity prices, equity indices or other factors.

Information as to the methods for determining the amount of principal or interest payable on any date, the currencies or currency exchange rates, commodity prices, equity indices or other factors to which the amount payable on that date is linked and additional tax considerations will be included in the applicable prospectus supplement. All debt securities of any one series will be substantially identical, except as to denomination and except as may otherwise be provided by a resolution of our board of directors or in any supplement to the indenture. We are not required to issue all of the debt securities of a series at the same time, and, unless otherwise provided in the applicable indenture or applicable supplement, we may re-open a series without the consent of the holders of the debt securities of that series to issue additional debt securities of that series.

The indenture does not contain any provisions that limit our ability to incur indebtedness or that would protect holders of debt securities in the event we become a party to a highly-leveraged or similar transaction in which we would incur or acquire a large amount of additional debt, but these provisions may appear in the applicable prospectus supplement. However, there are provisions of our charter and bylaws which may prevent or hinder a change of control. You should refer to the applicable prospectus supplement for information regarding any deletions from, modifications of, or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Guarantees

Debt securities may be issued and unconditionally and irrevocably guaranteed by us or certain of our subsidiaries that are listed as guarantors in the applicable supplement to this prospectus. Any guarantee would cover the timely payment of the principal of, and any premium, make-whole amount, interest or sinking fund payments on, the debt securities, whether we make the payment at a maturity date, as a result of acceleration or redemption, or otherwise. We will more fully describe the existence and terms of any guarantee of any of our debt securities by us or our subsidiaries in the prospectus supplement relating to those debt securities.

Denominations, Interest, Registration and Transfer

Unless the applicable prospectus supplement states otherwise, any debt securities of any series that we issue in registered form will be issued in denominations of $1,000 and multiples of $1,000, and debt securities of any series that we issue in bearer form will be issued in denominations of $5,000 (Section 302).

Unless the applicable prospectus supplement states otherwise, the principal of, and any premium, make-whole amount or interest on, any series of debt securities will be payable in the currency designated in the prospectus supplement at the corporate trust office of the trustee, initially, The Bank of New York Trust Company, N.A., 10161 Centurion Parkway, 2nd Floor, Jacksonville, Florida 32256, At our option, however, payment of interest may be made by check mailed to the address of the person entitled to the interest payment as it appears in the security register for the series or by wire transfer of funds to that person at an account maintained within the United States (Sections 301, 305, 307 and 1002). We may at any time designate additional paying agents or rescind designation of any paying agents or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for any series. All monies that we pay to a paying agent for the payment of any principal of, or any premium, make-whole amount, interest or additional amounts on, any debt security which remains unclaimed at the end of two years after that payment became due and payable will be repaid to us. After that time, the holder of the debt security will be able to look only to us for payment (Section 1003).

Any interest that we do not punctually pay on any interest payment date with respect to a debt security will cease to be payable to the holder on the applicable regular record date and may either:

•	be paid to the holder at the close of business on a Special Record Date for the payment of defaulted interest, to be determined by the trustee (Sections 101 and 307); or

•	be paid at any time in any other lawful manner, as more fully described in the indenture.

Subject to certain limitations imposed upon debt securities issued in book-entry form, debt securities of any series will be exchangeable for other debt securities of the same series and of the same total principal amount and authorized denomination upon the surrender of the debt securities at the corporate trust office of the trustee. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for conversion, transfer or exchange at the corporate trust office of the trustee. Every debt security surrendered for conversion, transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. There will be no service charge for any transfer or exchange of any debt securities, but we may require holders to pay any tax or other governmental charge payable in connection with the transfer or exchange (Section 305).

If the applicable prospectus supplement refers to us designating any transfer agent for any series of debt securities, in addition to the trustee, we may at any time remove the transfer agent or approve a change in the location at which the transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for any series of debt securities. We may at any time designate additional transfer agents with respect to any series of debt securities (Section 1002).

Neither we nor any trustee will be required to do any of the following:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before there is a selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing or publication of the relevant notice of redemption;

•	register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being only partially redeemed;

•	exchange any debt security in bearer form that is selected for redemption, except that a debt security in bearer form may be exchanged for a debt security in registered form of that series and like denomination, provided that the debt security in registered form must be simultaneously surrendered for redemption; or

•	issue or register the transfer or exchange of any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security that will not be partially or entirely repaid (Section 305).

Global Debt Securities

The debt securities of a series may be issued in the form of one or more fully registered global securities that will be deposited with a depositary or with a custodian for a depositary identified in the prospectus supplement relating to the series and registered in the name of the depositary or its nominee. In this case, we will issue one or more global securities in a denomination or total denominations equal to the portion of the total principal amount of outstanding registered debt securities of the series to be represented by the global security or securities. We expect that any global securities issued in the United States would be deposited with The Depositary Trust Company, as depositary or its custodian. We may issue any global securities in fully registered form on a temporary or permanent basis. Unless and until a global security is exchanged for debt securities in definitive registered form, a permanent global security may not be transferred except as a whole by the depositary to its nominee or by a nominee to the depositary or another nominee, or by the depositary or its nominee to a successor of the depositary or the successor depositary’s nominee.

The specific terms of the depositary arrangement with respect to any series of debt securities to be represented by a registered global security will be described in the applicable prospectus supplement. We anticipate that the following provisions will apply to depositary arrangements.

Ownership of beneficial interests in a global security will be limited to persons that have accounts with, or are participants of, the depositary for the registered global security, or persons that may hold interests through participants. When we issue a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the global security owned by those participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in an offering of the debt securities, or by us or the trustee if we are directly offering the debt securities. The participants’ ownership, and any transfer, of a registered global security will be shown on records maintained by the depositary, and ownership of persons who hold debt securities through participants will be reflected on the records of the participants. State and federal laws may impair a person’s ability to own, transfer or pledge interests in a registered global securities.

So long as the depositary or its nominee is the registered owner of the global security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form, and will not be considered the owners or holders of the debt securities under the applicable indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the depositary’s procedures and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action which a holder is entitled to give or take under the indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through those participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

Payments of principal of, and any premium, make-whole amount, interest or additional amounts on, a registered global security will be made to the depositary or its nominee, as the case may be, as the registered owners of the global security. Neither we, the trustee, the paying agent nor the registrar, nor any other agent of ours or of the trustee, will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that once the depositary receives any payment of principal of, any premium, make-whole amount, interest or additional amount on, a registered global security, the depositary will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global security, as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in the registered global security held through the participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the participants.

If the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and we do not appoint a successor depositary within 90 days, we will issue debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more global securities and, in such event, we will issue debt securities in definitive form in exchange for all of the global security or securities representing the debt securities. We will register any debt securities issued in definitive form in exchange for a global security in the name or names that the depositary provides to the trustee. We expect that those names will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global security.

Debt securities in bearer form may also be issued in the form of one or more global securities that will be deposited with a common depositary for Euroclear and Clearstream, or with a nominee for the depositary identified in the applicable prospectus supplement. We will describe in the applicable prospectus supplement the specific terms and procedures of the depositary arrangement, including the specific terms of the depositary arrangement and any specific procedures, for the issuance of debt securities in definitive form in exchange for a global security in bearer form, with respect to any portion of a series of debt securities to be represented by a global security in bearer form.

Merger, Consolidation or Sale

We may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other corporation, trust or entity provided that:

•	we are the survivor in the transaction, or the survivor, if not us, is an entity organized under the laws of the United States or a state of the United States which expressly assumes by supplemental indenture the due and punctual payment of the principal of, and any premium, make-whole amount, interest and additional amounts on, all of the outstanding debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the indenture;

•	immediately after giving effect to the transaction and treating any indebtedness that becomes an obligation of ours or one of our subsidiaries as a result of the transaction as having been incurred by us or our subsidiary at the time of the transaction, there is no event of default under the indenture, and no event which, after notice or the lapse of time, or both, would become an event of default; and

•	we deliver a certificate, signed by one of our officers, as applicable, and an opinion of our legal counsel, as to the satisfaction of conditions contained in the indenture (Sections 801 and 803).

This covenant would not apply to any recapitalization transaction, a change of control of us or a transaction in which we incur a large amount of additional debt unless the transactions or change of control included a merger, consolidation or transfer or lease of substantially all of our assets. Except as may be described in the applicable prospectus supplement, there are no covenants or other provisions in the indenture providing for a “put” right or increased interest or that would otherwise afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of us or a transaction in which we incur a large amount of additional debt.

Certain Covenants

Existence.  Except as permitted under the section entitled “— Merger, Consolidation or Sale” above, we will do or cause to be done all things necessary to preserve and keep our and our subsidiaries’ legal existence, rights and franchises in full force and effect. We will not, however, be required to preserve any right or franchise if we determine that the preservation of that right or franchise is no longer desirable in the conduct of our business and that its loss is not disadvantageous in any material respect to the holders of any debt securities (Section 1005).

Maintenance of Properties.  We will cause all of our material properties used or useful in the conduct of our respective businesses, or the businesses of any of our respective subsidiaries, to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment. We will also cause to be made all necessary repairs, renewals, replacements, betterments and improvements of those properties, as we in our judgment believe are necessary to properly and advantageously carry on the business related to those properties at all times. We will not, however, be prevented from selling or otherwise disposing of our respective properties, or the properties of our respective subsidiaries, in the ordinary course of business (Section 1006).

Insurance.  We and each of our subsidiaries must keep all of our insurable properties insured against loss or damage with commercially reasonable amounts and types of insurance provided by insurers of recognized responsibility (Section 1007).

Payment of Taxes and Other Claims

We will pay or discharge, or cause to be paid or discharged, before they become delinquent, the following:

•	all taxes, assessments and governmental charges levied or imposed upon us or any of our subsidiaries, or upon the income, profits or property of us or of any of our subsidiaries; and

•	all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of any of our respective subsidiaries.

We will not, however, be required to pay or discharge, or cause to be paid or discharged, any tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings (Section 1008).

Provision of Financial Information.  Whether or not we are subject to Section 13 or 15(d) of the Exchange Act, we will file annual reports, quarterly reports and other documents with the SEC pursuant to Sections 13 and 15(d) as if we were so subject, on or prior to the dates by which we are or would have been required to file those documents if we were so subject. In any event, we will:

•	file with the applicable trustee copies of the annual reports, quarterly reports and other documents that we are or would be required to file with the SEC under Sections 13 and 15(d) of the Exchange Act within 15 days of each of the respective dates by which we are or would have been required to file those reports with the SEC; and

•	promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of those documents to holders and any prospective holders of debt securities if filing those documents with the SEC is not permitted under the Exchange Act (Section 1009).

Waiver of Certain Covenants.  We may choose not to comply with any term, provision or condition of the foregoing covenants, or with any other term, provision or condition with respect to the debt securities of a series if, before or after the time for compliance, the holders of at least a majority in principal amount of all outstanding debt securities of the series either waive the compliance in that particular instance or in general waive compliance with that covenant or condition. This does not apply to any terms, provisions or conditions that, by their terms, cannot be amended without the consent of all holders of debt securities of the series. Unless the holders expressly waive compliance with a covenant and the waiver has become effective, our respective obligations and the duties of the trustee in respect of any term, provision or condition will remain in full force and effect (Section 1012).

Additional Covenants.

Any additional covenants with respect to any series of debt securities will be described in the applicable prospectus supplement.

Events of Default, Notice and Waiver

Except as otherwise provided in the applicable prospectus supplement, the following events are “events of default” with respect to any series of debt securities that we may issue under the indenture:

•	we fail for 30 days to pay any installment of interest or any additional amounts payable on any debt security of that series;

•	we fail to pay the principal of, or any premium or make-whole amount on, any debt security of that series when due, either at maturity, redemption or otherwise;

•	we fail to make any sinking fund payment as required for any debt security of that series;

•	we breach or fail to perform any covenant or warranty contained in the applicable indenture, other than a covenant added solely for the benefit of a different series of debt securities issued under the applicable indenture or except as otherwise provided for in the applicable indenture, and our breach or failure to perform continues for 60 days after we have received written notice in accordance with the applicable indenture of our breach or failure to perform;

•	we default under a bond, debenture, note, mortgage, indenture or instrument evidencing indebtedness for money borrowed by us, or by any subsidiaries of ours that we have guaranteed or for which we are directly responsible or liable as obligor or guarantor, that has a principal amount outstanding of $10,000,000 or more, other than indebtedness which is non-recourse to us or our subsidiaries, which default has caused the indebtedness to become due and payable earlier than it would otherwise have become due and payable, and the indebtedness has not been discharged or the acceleration has not been rescinded or annulled, within 30 days after written notice was provided to us in accordance with the indenture;

•	the bankruptcy, insolvency or reorganization or court appointment of a receiver, liquidator or appointment of a trustee for us or of any of our Significant Subsidiaries, or for all or substantially all of our properties or the properties of our Significant Subsidiaries (Section 101); and

•	any other event of default described in the applicable prospectus supplement and indenture (Section 501).

If there is a continuing event of default with respect to outstanding debt securities of a series, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series, voting as a single class, may declare immediately due and payable the principal amount or other amount as may be specified by the terms of those debt securities and any premium or make-whole amount on the debt securities of that series. However, at any time after an acceleration with respect to debt securities of a series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of the outstanding debt securities of that series may cancel the acceleration and annul its consequences if:

•	we pay or deposit with the trustee all required payments of the principal of, and any premium, make-whole amount, interest, and additional amounts on, the applicable series of debt securities, plus fees, expenses, disbursements and advances of the trustee; and

•	all events of default, other than the nonpayment of accelerated principal, premium, or interest, with respect to the applicable series of debt securities have been cured or waived as provided in the indenture (Section 502).

The indenture also provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default with respect to that series and its consequences, except a default involving:

•	our failure to pay the principal of, and any premium, make-whole amount, interest or additional amounts on, any debt security; or

•	a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holders of each outstanding debt security affected by the default (Section 513).

The trustee is generally required to give notice to the holders of debt securities of each affected series within 90 days of a default actually known to a Responsible Officer of the trustee unless the default has been cured or waived. The trustee may, however, withhold notice of default unless the default relates to:

•	our failure to pay the principal of, and any premium, make-whole amount, interest or additional amounts on, any debt security of that series; or

•	any sinking fund installment for any debt securities of that series,

if the Responsible Officers of the trustee in good faith consider it to be in the interest of the holders of the debt securities of that series (Sections 101 and 601).

The indenture provides that no holder of debt securities of any series may institute a proceeding with respect to the indenture or for any remedy under the indenture, unless the trustee fails to act, for 60 days, after it has received a written notice of a continuing event of default with respect to the debt securities of that series from such holder and a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of that series, as well as an offer of indemnity satisfactory to the trustee; provided, that no direction inconsistent with such request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of outstanding debt securities of that series (Section 507). This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of, and any premium, make-whole amount, interest or additional amounts on, the debt securities at their respective due dates (Section 508).

Subject to provisions in the indenture relating to the trustee’s duties in case of default, the trustee is not under an obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of any series of debt securities then outstanding, unless the holders have offered to the trustee security or indemnity satisfactory to it (Section 602). Subject to these provisions for the indemnification of the trustee, the holders of not less than a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. The trustee may, however, refuse to follow any direction which conflicts with any law or the indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of the applicable series not joining in the direction (Section 512).

Within 120 days after the close of each fiscal year, we must deliver to the trustee a certificate, signed by one of several specified officers, stating that officer’s knowledge of our compliance with all the conditions and covenants under the indenture, and, in the event of any noncompliance, specifying the noncompliance and the nature and status of the noncompliance (Section 1010).

Modification of the Indenture

The holders of not less than a majority in principal amount of all outstanding debt securities issued under the indenture must consent to any modifications and amendments of the indenture. However, no modification or amendment may, without the consent of each holder of the outstanding debt securities affected, do any of the following:

•	change the stated maturity of the principal of, or any premium, make-whole amount or installment of principal of, or interest on, any debt security;

•	reduce the principal amount of, or the rate or amount of interest on, or any premium or make-whole amount payable on redemption of, or any additional amounts payable with respect to, any debt security or change any obligation to pay additional amounts except as permitted by the indenture;

•	reduce the amount of principal of an original issue discount security or make-whole amount that would be due and payable upon declaration of acceleration of the maturity of the original discount or other security, or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any debt security;

•	change the place of payment or the currency or currencies of payment of the principal of, and any premium, make-whole amount, interest, or additional amounts on, any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

•	reduce the percentage of the holders of outstanding debt securities of any series necessary to modify or amend the indenture, to waive compliance with provisions of the indenture or defaults and their consequences under the indenture, or to reduce the quorum or voting requirements contained in the indenture;

•	make any change that adversely affects the right to convert or exchange any debt security other than as permitted by the indenture or decrease the conversion or exchange rate or increase the conversion or exchange price of any such debt security; or

•	modify any of the foregoing provisions or any of the provisions relating to the waiver of past defaults or covenants, except to increase the required percentage of holders necessary to effect that action or to provide that other provisions may not be modified or waived without the consent of the holder of the debt security (Section 902).

The holders of not less than a majority in principal amount of outstanding debt securities have the right to waive compliance by us with some of the covenants in the indenture (Section 1012). We and the trustee and the trustee may modify or amend an indenture, without the consent of any holder of debt securities, for any of the following purposes:

•	to evidence the succession of another person to us as obligor under the indenture;

•	to add to our existing covenants additional covenants for the benefit of the holders of all or any series of debt securities, or to surrender any right or power conferred upon us in the indenture;

•	to add events of default for the benefit of the holders of all or any series of debt securities;

•	to add or change any provisions of the indenture to facilitate the issuance of, or to liberalize the terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that this action will not adversely affect the interests of the holders of the debt securities of any series in any material respect;

•	to add, change or eliminate any provisions of the indenture, provided that any addition, change or elimination shall neither apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor modify the rights of the holder of any debt security with respect to such provision or become effective only when there are no outstanding debt securities;

•	to secure previously unsecured debt securities;

•	to establish the form or terms of debt securities of any series, including the provisions and procedures, if applicable, for the conversion or exchange of the debt securities into our common stock, preferred stock or other securities or property;

•	to evidence and provide for the acceptance or appointment of a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to make any provision with respect to the conversion or exchange of rights of holders pursuant to the requirements of the indenture;

•	to cure any ambiguity, defect or inconsistency in the indenture, provided that the action does not adversely affect the interests of holders of debt securities of any series issued under the indenture;

•	to close the indenture with respect to the authentication and delivery of additional series of debt securities or to qualify, or maintain qualification of, the indenture under the Trust Indenture Act; or

•	to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of debt securities, provided that the action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect (Section 901).

Any modification or amendment of the indenture, whether effected with or without the consent of any holder, will be documented in a supplemental indenture.

Discharge, Defeasance and Covenant Defeasance

Unless the terms of a series of debt securities provide otherwise, under the indenture, we may discharge some of our respective obligations to holders of any series of debt securities that:

•	have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year; or

•	are scheduled for redemption within one year.

We can discharge these obligations by irrevocably depositing with the trustee funds in the currency or currencies in which the debt securities are payable in an amount sufficient to pay and discharge the entire indebtedness on those debt securities, including principal of, and any premium, make-whole amount, interest and additional amounts on, the debt securities on and up to the date of such deposit, or, if the debt securities have become due and payable, on and up to the stated maturity or redemption date, as the case may be (Section 401).

In addition, if the terms of the debt securities of a series permit us to do so, we may elect either of the following:

•	to defease and be discharged from any and all obligations with respect to the debt securities, except our obligations to (Section 1402):

•	pay any additional amounts upon the occurrence of several particular tax and other events;

•	pay the fees, expenses and indemnitees of the trustee;

•	register the transfer or exchange of the debt securities;

•	replace temporary or mutilated, destroyed, lost or stolen debt securities;

•	maintain an office or agency for the debt securities; and

•	hold monies for payment in trust; or

•	to be released from our obligations with respect to the debt securities under sections of the indenture described under “— Certain Covenants” or, if permitted by the terms of the debt securities, our obligations with respect to any other covenant.

If we choose to be released from our respective obligations under the covenants, any failure to comply with any of the obligations imposed on us by the covenants will not constitute a default or an event of default with respect to the debt securities (Section 1403). However, to make either election, we must irrevocably deposit with the trustee an amount, in such currency or currencies in which the debt securities are payable at stated maturity, or in Government Obligations (Section 101), or both, that will provide sufficient funds to pay the principal of, and any premium, make-whole amount, interest and additional amounts on, the debt securities, and any mandatory sinking fund or similar payments on the debt securities, on the relevant scheduled due dates.

We may defease and discharge the obligations, as described in the preceding paragraphs, only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that:

•	the holders of the debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance described in the previous paragraphs and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred; and

•	in the case of defeasance, the opinion of counsel must refer to, and be based upon, a ruling of the Internal Revenue Service or a change in applicable United States federal income tax laws occurring after the date of the indenture (Section 1404).

Unless otherwise provided in the applicable prospectus supplement, if, after we have deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series:

•	the holder of a debt security of the series elects to receive payment in a currency other than that in which the deposit has been made in respect of the debt security (Section 301); or

•	a conversion event, as defined below, occurs in respect of the currency in which the deposit has been made;

then the indebtedness represented by the debt security will be fully discharged and satisfied through the payment of the principal of, and any premium, make-whole amount and interest on, the debt security as they become due, and additional amounts, if any, out of the proceeds yielded by converting the amount deposited in respect of the debt security into the currency in which the debt security becomes payable as a result of the holder’s election or the conversion event based on the applicable market exchange rate (Section 1405).

Unless otherwise provided in the applicable prospectus supplement, a “conversion event” means the cessation of use of:

•	a currency issued by the government of one or more countries other than the United States, both by the government of the country that issued that currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

•	the European Community, both within the European Monetary System and, for the settlement of transactions, by public institutions of or within the European Community; or

•	any currency for the purposes for which it was established (Section 101).

Unless otherwise provided in the applicable prospectus supplement, we will make all payments of principal of, and any premium, make-whole amount, interest and additional amounts on, any debt security that is payable in a foreign currency that ceases to be used by its government of issuance in United States dollars.

In the event that we effect covenant defeasance with respect to any debt securities and the debt securities are declared due and payable because of the occurrence of an event of default other than:

•	the event of default described in the fourth bullet under “— Events of Default, Notice and Waiver,” which would no longer be applicable to the debt securities of that series (Sections 1005 to 1009); or

•	the event of default described in the sixth bullet under “— Events of Default, Notice and Waiver” with respect to a covenant as to which there has been covenant defeasance;

then the amount on deposit with the trustee will still be sufficient to pay amounts due on the debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default. In this case, we would remain liable to make payment of the amounts due at the time of acceleration.

The applicable prospectus supplement may describe any additional provisions permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to a particular series of debt securities.

Conversion and Exchange Rights

The terms on which debt securities of any series may be convertible into or exchangeable for our common stock, preferred stock or other securities or property of us will be described in the applicable prospectus supplement. These terms will include:

•	the conversion or exchange price, or the manner of calculating the price;

•	the exchange or conversion period;

•	whether the conversion or exchange is mandatory, or voluntary at the option of the holder or at our option;

•	any restrictions on conversion or exchange in the event of redemption of the debt securities and any restrictions on conversion or exchange; and

•	the means of calculating the number of shares of our common stock, preferred stock or other securities or property of us to be received by the holders of debt securities.

The conversion or exchange price of any debt securities of any series that are convertible into our common stock or preferred stock may be adjusted for any stock dividends, stock splits, reclassification, combinations or similar transactions, as set forth in the applicable prospectus supplement (Article Sixteen).

Governing Law

The indenture are governed by and shall be construed in accordance with the laws of the State of New York.

Redemption of Debt Securities

The debt securities may be subject to optional or mandatory redemption on terms and conditions described in the applicable prospectus supplement. Subject to such terms, we may opt at any time to partially or entirely redeem the debt securities.

From and after notice has been given as provided in the applicable indenture, if funds for the redemption of any debt securities called for redemption shall have been made available on the redemption date, the debt securities will cease to bear interest on the date fixed for the redemption specified in the notice, and the only right of the holders of the debt securities will be to receive payment of the redemption price.

DESCRIPTION OF PREFERRED STOCK

This section describes the general terms of our preferred stock to which any prospectus supplement may relate. A prospectus supplement will describe the terms relating to any preferred stock to be offered by us in greater detail, and may provide information that is different from this prospectus. If the information in the prospectus supplement with respect to the particular preferred stock being offered differs from this prospectus, you should rely on the information in the prospectus supplement. A copy of our amended and restated certificate of incorporation has been incorporated by reference from our filings with the SEC as an exhibit to the registration statement. A certificate of amendment to the certificate of incorporation will specify the terms of the preferred stock being offered, and will be filed or incorporated by reference as an exhibit to the registration statement before the preferred stock is issued. The following description of our preferred stock, and any description of the preferred stock in a prospectus supplement may not be complete and is subject to, and qualified in its entirety by reference to, the Delaware General Corporation Law and the actual terms and provisions contained in our amended and restated certificate of incorporation and bylaws, each as amended from time to time.

As of February 28, 2007 under our amended and restated certificate of incorporation, we had the authority to issue 10,000,000 shares of preferred stock, par value $0.001 per share, which are issuable in series on terms to be determined by our board of directors, of which 600 shares are designated as series I convertible preferred stock. Accordingly, our board of directors is authorized, without action by the stockholders, to issue preferred stock from time to time with the dividend, liquidation, conversion, voting and other rights and restrictions as it may determine. All shares of any one series of our preferred stock will be identical, except that shares of any one series issued at different times may differ as to the dates from which dividends may be cumulative. All series shall rank equally and shall provide for other terms as described in the applicable prospectus supplement. As of February 28, 2007, 323 shares of our series I convertible preferred stock were outstanding. Each share of series I convertible preferred stock may be converted into 3,333 shares of our common stock.

The following description of our preferred stock, and any description of our preferred stock in a prospectus supplement may not be complete and is subject to, and qualified in its entirety by reference to, the Delaware General Corporation Law and the actual terms and provisions contained in our amended and restated certificate of incorporation and bylaws, each as amended from time to time.

Terms

Unless provided in a supplement to this prospectus, the shares of our preferred stock to be issued will have no preemptive rights. Any prospectus supplement offering our preferred stock will furnish the following information with respect to the preferred stock offered by that prospectus supplement.

•	number of shares of preferred stock to be issued and the offering price of the preferred stock;

•	the title and stated value of the preferred stock;

•	dividend rights;

•	dividend rates, periods, or payment dates, or methods of calculation of dividends applicable to the preferred stock;

•	the date from which distributions on the preferred stock shall accumulate, if applicable;

•	right to convert the preferred stock into a different type of security;

•	voting rights attributable to the preferred stock;

•	rights and preferences upon our liquidation or winding up of our affairs;

•	terms of redemption;

•	the procedures for any auction and remarketing, if any, for the preferred stock;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price (or manner of calculation thereof);

•	a discussion of federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to distribution rights (including whether any liquidation preference as to the preferred stock will be treated as a liability for purposes of determining the availability of assets for distributions to holders of stock ranking junior to the shares of preferred stock as to distribution rights);

•	any limitations on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to distribution rights and rights upon the liquidation, dissolution or winding up or our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Rank

Unless otherwise indicated in the applicable supplement to this prospectus, shares of our preferred stock will rank, with respect to payment of distributions and rights upon our liquidation, dissolution or winding up, and allocation of our earnings and losses;

•	senior to all classes or series of our common stock, and to all of our equity securities ranking junior to the preferred stock;

•	on a parity with all equity securities issued by us, the terms of which specifically provide that these equity securities rank on a parity with the preferred stock; and

•	junior to all equity securities issued by us, the terms of which specifically provide that these equity securities rank senior to the preferred stock.

Distributions

Subject to any preferential rights of any outstanding stock or series of stock, our preferred stockholders are entitled to receive distributions, when and as authorized by our board of directors, out of legally available funds, and share pro rata based on the number of preferred shares, common stock and other parity equity securities outstanding.

Voting Rights

Unless otherwise indicated in the applicable supplement to this prospectus, holders of our preferred stock will not have any voting rights.

Liquidation Preference

Upon the voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of stock ranking junior to the preferred stock in our distribution of assets upon any liquidation, dissolution or winding up, the holders of each series of our preferred stock are entitled to receive, after payment or provision for payment of our debts and other liabilities, out of our assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable supplement to this prospectus), plus an amount, if applicable, equal to all distributions accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if the preferred stock does not have a cumulative distribution). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of our remaining assets. In the event that, upon our voluntary or involuntary liquidation, dissolution or winding up, the legally available assets are insufficient to pay the amount of the liquidating distributions on all of our outstanding preferred stock and the corresponding amounts payable on all of our stock of other classes or series of equity security ranking on a parity with the preferred stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of our preferred stock and all other such classes or series of equity security shall share ratably in the distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If the liquidating distributions are made in full to all holders of preferred stock, our remaining assets shall be distributed among the holders of any other classes or series of equity security ranking junior to the preferred stock upon our liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares of stock.

Conversion Rights

The terms and conditions, if any, upon which shares of any series of preferred stock are convertible into other securities will be set forth in the applicable supplement to this prospectus. These terms will include the amount and type of security into which the shares of preferred stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred stock or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of that preferred stock.

Redemption

If so provided in the applicable supplement to this prospectus, our preferred stock will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such supplement to this prospectus.

Registrar and Transfer Agent

The registrar and transfer agent for our preferred stock will be set forth in the applicable supplement to this prospectus.

If our board of directors decides to issue any preferred stock, it may discourage or make more difficult a merger, tender offer, business combination or proxy contest, assumption of control by a holder of a large block of our securities or the removal of incumbent management, even if these events were favorable to the interests of stockholders. Our board of directors, without stockholder approval, may issue preferred stock with voting and conversion rights and dividend and liquidation preferences which may adversely affect the holders of common stock.

DESCRIPTION OF SECURITIES WARRANTS

We may issue securities warrants from time to time in one or more series for the purchase of our common stock, debt securities or preferred stock or any combination of those securities. Securities warrants may be issued independently or together with any shares of common stock, debt securities or shares of preferred stock offered by any prospectus supplement and may be attached to or separate from these shares of common stock, debt securities or shares of preferred stock. Each series of securities warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent, or any other bank or trust company specified in the related prospectus supplement relating to the particular issue of securities warrants. The warrant agent will act solely as our agent in connection with the securities warrants and will not assume any obligation or relationship of agency or trust for or with any holders of securities warrants or beneficial owners of securities warrants. The specific terms of a series of securities warrants will be described in the applicable prospectus supplement relating to that series of securities warrants along with any general provisions applicable to that series of warrants.

The following description of the warrants, and any description of the securities warrants in a prospectus supplement, may not be complete and is subject to, and qualified in its entirety by reference to, the underlying warrant agreement, which we will file or incorporate by reference as an exhibit to the registration statement with the SEC at or prior to the time of the sale of the securities warrants. You should refer to, and read this summary together with, the warrant agreement and the applicable prospectus supplement to review the terms of a particular series of our securities warrants that may be important to you. You can obtain copies of any form of warrant agreement or other agreement pursuant to which the warrants are issued by following the directions described under the caption “Where You Can Find More Information” on page 37.

Terms

If securities warrants are offered by us, the prospectus supplement will describe the terms of the securities warrants, including the following if applicable to the particular offering:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which the warrants will be issued and sold;

•	the currency, currencies, including composite currencies or currency units, in which the price of the warrants may be payable;

•	the number of shares of common stock purchasable upon exercise of the securities warrants to purchase common stock and the price at which such shares of common stock may be purchased upon exercise;

•	the designation, aggregate principal amount, currency, currencies or currency units and terms of the debt securities purchasable upon exercise of the warrants and the price at which the debt securities may be purchased upon such exercise;

•	the designation and terms of the debt securities or preferred stock with which the securities warrants are issued and the number of securities warrants issued with each debt security or share of preferred stock;

•	the date on and after which the securities warrants and the related common stock, debt securities or preferred stock will be separately transferable;

•	if applicable, the date on which the right to exercise the securities warrants shall commence and the date on which this right shall expire;

•	whether the securities warrants will be issued in registered or bearer form;

•	if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;

•	a discussion of federal income tax, accounting and other special considerations, procedures and limitations relating to the securities warrants; and

•	any other terms of the securities warrants including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Securities warrants may be exchanged for new securities warrants of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Before the exercise of their securities warrants, holders of securities warrants will not have any of the rights of holders of shares of common stock, the debt securities or shares of preferred stock purchasable upon exercise, including the right to receive payments of principal of, any premium on, or any interest on, the debt securities purchasable upon such exercise or to enforce the covenants in the indenture or to receive payments of dividends, if any, on the common stock or preferred stock purchasable upon such exercise or to exercise any applicable right to vote.

Exercise of Securities Warrants

Each securities warrant will entitle the holder to purchase a principal amount of debt securities or a number of shares of common stock or preferred stock at an exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to those securities warrant. Securities warrants may be exercised at the times set forth in the prospectus supplement relating to such securities warrants. After the close of business on the expiration date (or any later date to which the expiration date may be extended by us), unexercised securities warrants will become void. Subject to any restrictions and additional requirements that may be set forth in the prospectus supplement relating thereto, securities warrants may be exercised by delivery to the warrant agent of the certificate evidencing the securities warrants properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase the debt securities or shares of common stock or preferred stock purchasable upon such exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the securities warrants. Upon receipt of the payment and the certificate representing the securities warrants to be exercised properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the debt securities or shares of common stock or preferred stock purchasable upon such exercise. If fewer than all of the securities warrants represented by that certificate are exercised, a new certificate will be issued for the remaining amount of securities warrants.

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer fractional shares or some multiple of shares of preferred stock, rather than individual shares of preferred stock. If we choose to do so, we will issue depositary receipts for depositary shares, each of which will represent a fraction or a multiple of a share of a particular series of preferred stock as described below.

The applicable prospectus supplement will describe the specific terms of any issuance of depositary shares. You should read the particular terms of any depositary shares we offer in any prospectus supplement, together with the more detailed form of deposit agreement, including the form of depositary receipt relating to the depositary shares, which will be filed as an exhibit to a document incorporated by reference in the registration statement of which this prospectus forms a part. The prospectus supplement also will state whether any of the terms summarized below do not apply to the depositary shares being offered.

General

The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement among us, a bank or trust company we select, with its principal executive office in the United States and a combined capital and surplus of at least $50,000,000, as depositary, which we refer to as the preferred stock depositary, and the holders from time to time of depositary receipts issued under the agreement. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, in proportion to the fraction or multiple of a share of preferred stock represented by that depositary share, to all the rights and preferences of the preferred stock represented by that depositary share, including dividend, voting and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional or multiple shares of the related series of preferred stock. Immediately following the issuance of shares of a series of preferred stock, we will deposit those shares with the preferred stock depositary, which will then issue and deliver the depositary receipts to the purchasers.

Depositary receipts will only be issued evidencing whole depositary shares. A depositary receipt may evidence any number of whole depositary shares.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received on the related series of preferred stock to the record holders of depositary receipts relating to those series in proportion to the number of the depositary shares evidenced by depositary receipts those holders own.

If we make a distribution other than in cash, the preferred stock depositary will distribute the property it receives to the record holders of depositary receipts in proportion to the number of depositary shares evidenced by depositary receipts those holders own, unless the preferred stock depositary determines that the distribution cannot be made proportionately among those holders or that it is not feasible to make the distribution. In that event, the preferred stock depositary may, with our approval, sell the property and distribute the net proceeds to the holders in proportion to the number of depositary shares evidenced by depositary receipts they own.

The amount distributed to holders of depositary shares will be reduced by any amounts required to be withheld by us or the preferred stock depositary on account of taxes or other governmental charges.

Conversion and Exchange

If any series of preferred stock underlying the depositary shares is subject to conversion or exchange, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert or exchange the depositary shares.

Voting

Upon receiving notice of any meeting at which the holders of any series of the preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice of the meeting to the record holders of the depositary receipts relating to that series of preferred stock. Each record holder of the depositary receipts on the record date, which will be the same date as the record date for the related series of preferred stock, may instruct the preferred stock depositary how to exercise his or her voting rights. The preferred stock depositary will endeavor, insofar as practicable, to vote or cause to be voted the maximum number of whole shares of the preferred stock represented by those depositary shares in accordance with those instructions received sufficiently in advance of the meeting, and we will agree to take all reasonable action that may be deemed necessary by the preferred stock depositary in order to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting shares of the preferred stock for which it does not receive specific instructions from the holder of the depositary shares representing them.

Redemption of Depositary Shares

Depositary shares will be redeemed from any proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of the series of the preferred stock represented by those depositary shares. The redemption price per depositary share will equal the applicable fraction or multiple of the redemption price per share payable with respect to the series of the preferred stock. If we redeem shares of a series of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date the number of depositary shares representing the shares of preferred stock that we redeem. If less than all the depositary shares will be redeemed, the depositary shares to be redeemed will be selected by lot or substantially equivalent method determined by the preferred stock depositary.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding, and all rights of the holders of the depositary shares will cease, except the right to receive the monies payable and any other property to which the holders were entitled upon the redemption upon surrender to the preferred stock depositary of the depositary receipts evidencing the depositary shares. Any funds deposited by us with the preferred stock depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of two years from the date the funds are deposited.

Amendment and Termination of the Deposit Agreement

We may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time and from time to time by agreement with the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts will not be effective unless it has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement will automatically terminate after there has been a final distribution on the related series of preferred stock in connection with our liquidation, dissolution or winding up and that distribution has been made to the holders of depositary shares or all of the depositary shares have been redeemed.

Charges of Preferred Stock Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay all charges of the preferred stock depositary in connection with the initial deposit of the related series of preferred stock, the initial issuance of the depositary shares, all withdrawals of shares of the related series of preferred stock by holders of depositary shares and the registration of transfers of title to any depositary shares.

However, holders of depositary shares will pay other transfer and other taxes and governmental charges and the other charges expressly provided in the deposit agreement to be for their accounts.

Corporate Trust Office of Preferred Stock Depositary.

The preferred stock depositary’s corporate trust office will be set forth in the applicable prospectus supplement relating to a series of depositary shares. The preferred stock depositary will act as transfer agent and registrar for depositary receipts, and, if shares of a series of preferred stock are redeemable, the preferred stock depositary will act as redemption agent for the corresponding depositary receipts.

Resignation and Removal of Preferred Stock Depositary

The preferred stock depositary may resign at any time by delivering to us written notice of its election to do so, and we may at any time remove the preferred stock depositary. Any resignation or removal will take effect upon the appointment of a successor preferred stock depositary. A successor must be appointed by us within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and a combined capital and surplus of at least $50,000,000.

Reports to Holders

We will deliver all required reports and communications to holders of the preferred stock to the preferred stock depositary, and it will forward those reports and communications to the holders of depositary shares. Upon request, the preferred stock depositary will provide for inspection to the holders of depositary shares the transfer books of the depositary and the list of holders of receipts; provided that any requesting holder certifies to the preferred stock depositary that such inspection is for a proper purpose reasonably related to such person’s interest as an owner of depositary shares evidenced by the receipts

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of our common stock or preferred stock (or a range of numbers of shares pursuant to a predetermined formula) at a future date or dates. The price per share of common or preferred stock and the number of shares of common or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

The stock purchase contracts may be issued separately or as a part of units, often known as stock purchase units, consisting of a stock purchase contract and either:

•	our debt securities;

•	our preferred stock; or

•	debt obligations of third parties, including U.S. Treasury securities.

These securities or third party debt obligations would secure the holders’ obligations to purchase the common or preferred stock under the stock purchase contracts.

The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or pre-funded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner, and in specified circumstances we may deliver newly issued, prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing the holder’s obligations under the original stock purchase contract.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units, and, if applicable, prepaid securities. The description in the applicable prospectus supplement will not necessarily be complete and reference will be made to the stock purchase contracts, any collateral and depositary arrangements relating to the stock purchase contracts or stock purchase units; and, if applicable the prepaid securities. Material U.S. federal income tax considerations applicable to the stock purchase contracts and the stock purchase units will also be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell securities to one or more underwriters or dealers for public offering and sale by them, or we may sell the securities to investors directly or through agents. The applicable prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

•	the name or names of any underwriters;

•	the purchase price of the securities;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price and the net proceeds we will receive from such sale;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

We may distribute our securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the prospectus supplement specifies, including in “at-the-market” offerings. We may sell our securities through a rights offering, forward contracts or similar arrangements.

Any underwriting discounts or other compensation which we pay to underwriters or agents in connection with the offering of our securities, and any discounts, concessions or commissions which underwriters allow to dealers, will be set forth in the prospectus supplement. Underwriters may sell our securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of our securities may be deemed to be underwriters under the Securities Act and any discounts or commissions they receive from us and any profit on the resale of our securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from us, will be described in the applicable supplement to this prospectus. Unless otherwise set forth in the supplement to this prospectus relating thereto, the obligations of the underwriters or agents to purchase our securities will be subject to conditions precedent and the underwriters will be obligated to purchase all our offered securities if any are purchased. The public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Any common stock sold pursuant to this prospectus and applicable prospectus supplement, will be approved for trading, upon notice of issuance, on the American Stock Exchange or such other stock exchange that our securities are trading upon.

Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

The securities being offered under this prospectus, other than our common stock, will be new issues of securities with no established trading market and unless otherwise specified in the applicable prospectus supplement. It has not presently been established whether the underwriters, if any, as identified in a prospectus supplement, will make a market in the securities. If the underwriters make a market in the securities, the market making may be discontinued at any time without notice. We cannot provide any assurance as to the liquidity of the trading market for the securities.

An underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with securities laws. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bidders to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. The underwriters may engage in these activities on any exchange or other market in which the securities may be traded. If commenced, the underwriters may discontinue these activities at any time.

Certain of the underwriters and their affiliates may be customers of, engage in transactions with, and perform services for, us and our subsidiaries in the ordinary course of business.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the securities being registered hereunder is being passed upon for us by Greenberg Traurig, P.A., Miami, Florida. Marvin S. Rosen, of counsel to Greenberg Traurig, is one of our directors. As of February 28, 2007, Mr. Rosen beneficially owned 141,134 shares of common stock, 45,000 of which are in the form of shares underlying options.

LEGAL MATTERS

Certain legal matters with respect to the validity of the securities offered under this prospectus and any supplement hereto, as well as certain tax matters, will be passed upon for us by Greenberg Traurig, P.A., Miami, Florida 33131. Counsel for any underwriter or agents will be noted in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Terremark Worldwide, Inc. as of and for the year ended March 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2006 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of March 31, 2006, contains an explanatory paragraph which states that in August 2005, Terremark Worldwide, Inc. acquired Dedigate, N.V., and management excluded from its assessment of the effectiveness of Terremark Worldwide, Inc.’s internal control over financial reporting as of March 31, 2006, Dedigate, N.V.’s internal control over financial reporting associated with total assets of $11,232,360 and total revenues of $6,491,132 included in the consolidated financial statements of Terremark Worldwide, Inc. and subsidiaries as of and for the year ended March 31, 2006. Our audit report of internal control over financial reporting of Terremark Worldwide, Inc. also excluded evaluation of the internal control over financial reporting of Dedigate, N.V.

The financial statements of Terremark Worldwide, Inc. as of March 31, 2005, and for each of the years in the two-year period ended March 31, 2005, incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended March 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any documents that we have filed with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission’s website at http://www.sec.gov. Copies of documents filed by us with the Securities and Exchange Commission are also available at the offices of The American Stock Exchange, which is located at 87 Trinity Place, New York, New York 10006. In addition, our Internet website, http://www.terremark.com, contains all of the annual, quarterly and special reports, proxy statements and other information we file with the SEC.

This prospectus is part of a registration statement that we filed with the SEC. This prospectus and any subsequent prospectus supplements do not contain all of the information in the registration statement as permitted by the rules and regulations of the SEC. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s web site listed above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” some of the documents we file with it into this prospectus, which means:

•	we can disclose important information to you by referring you to those documents;

•	the information incorporated by reference is considered to be part of this prospectus; and

•	later information that we file with the SEC will automatically update and supersede this incorporated information.

We incorporate by reference the documents listed below, which were filed with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2006, filed with the SEC on June 15, 2006;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2006, September 30, 2006 and December 31, 2006, and Form 10-Q/A filed with the SEC on August 10, 2006

•	our Current Reports on Form 8-K, dated March 31, 2006, December 1, 2006, January 5, 2007 and February 15, 2007;

•	our Definitive Proxy Statement on Schedule 14A for our 2006 Annual Stockholders Meeting; and

•	the description of our common stock contained in our Registration Statement on Form S-3 (Registration No. 333-127622) filed with the Securities and Exchange Commission on August 17, 2005 and any amendments to such Registration Statement filed subsequently thereto, including all amendments or reports filed for the purpose of updating such description.

All documents filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (not including any information furnished under Item 2.02 or 7.01 of Form 8-K, which information is not incorporated by reference herein), after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date they are filed. In addition, all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement of which this prospectus forms a part shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date they are filed.

You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial position and results of operations may have changed since that date.

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information that has been incorporated by reference in this prospectus (excluding exhibits unless specifically incorporated by reference into those documents). Please direct requests to us at the following address:

Terremark Worldwide, Inc.
2601 S. Bayshore Drive
Miami, Florida 33133
Attn: Adam T. Smith, Corporate Secretary
(305) 856-3200

11,000,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

March   , 2007

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